SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Commission File Number: 333-157565

RESOURCE EXCHANGE OF AMERICA CORP.

(Exact name of small Business Issuer as specified in its charter)

Florida (State or other jurisdiction of Incorporation)	3330 (Primary Standard Industrial Classification Code Number)	26-4065800 (IRS Employer Identification Number)

1990 Main Street, Suite 750

Sarasota, FL 34236

(Address of principal executive offices)

(941) 309-5190

(Registrant’s telephone number)

Paracorp Corporation

 318 N Carson Street #208

Carson City, NV 89701

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Carrillo Huettel, LLP

Wade D. Huettel

3033 Fifth Avenue, Suite 201

San Diego, Ca 92103

(619) 399-3090

From time to time after the effective date of this Registration Statement.

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.      .

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      .

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      .

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      .

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	.	Accelerated filer	.
Non-accelerated filer	. (Do not check if a smaller reporting company)	Smaller reporting company	X .

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)
Common Stock, $0.0001 par value per share	$10,000,000	$713.00

(1)

Estimated solely for purposed of calculating the registration fee under 457(o) of the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold (except pursuant to a transaction exempt from the registration requirements of the Securities Act) until this Registration Statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated September ___, 2010

PRELIMINARY PROSPECTUS

RESOURCE EXCHANGE OF AMERICA CORP.

1990 Main Street, Suite 750

Sarasota, FL 34236

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE WILL NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION HAS BEEN CLEARED OF COMMENTS AND IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OF SALE IS NOT PERMITTED.

Subject to Completion

Preliminary Prospectus dated September ___, 2010.

SHARES OF COMMON STOCK

We are offering for sale a total of shares of Common Stock at a fixed price of $    per share. There is no minimum number of shares that must be sold by us for the offering to proceed, and we will retain the proceeds from the sale of any of the offered shares. The offering is being conducted on a self-underwritten, best efforts basis, which means our officers and directors will attempt to sell the shares. This Prospectus will permit our officers and directors to sell the shares directly to the public, with no commission or other remuneration payable to them for any shares they may sell. Our officers and directors will offer the shares to friends, family members and business acquaintances. In offering the securities on our behalf, they will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities and Exchange Act of 1934. The shares will be offered at a fixed price of $____per share for a period of one hundred and eighty (180) days from the effective date of this prospectus, unless extended by our board of directors for an additional ninety (90) days.

	Offering Price Per Share	Commissions	Proceeds to Company Before Expenses
Common Stock	$	Not Applicable	$
Total	$	Not Applicable	$

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE SECTION OF THIS PROSPECTUS ENTITLED “RISK FACTORS” ON PAGES 8 THROUGH 14 BEFORE BUYING ANY SHARES OF RESOURCE EXCHANGE OF AMERICA CORP. COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until _______________,20___, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

TABLE OF CONTENTS

Page
Prospectus Summary	5
The Offering	6
Risk Factors	6
Determination of Offering Price	12
Use of Proceeds	12
Penny Stock Considerations	13
Plan of Distribution; Terms of the Offering	12
Dilution	13
Description of Properties	14
Description of Securities	14
Business	14
Management’s Discussion and Analysis of Financial Condition and Results of Operations	22
Directors, Executive Officers, Promoters and Control Persons	25
Executive Compensation	26
Security Ownership of Certain Beneficial Owners and Management	27
Certain Relationships and Related Transactions	28
Legal Matters	28
Experts	29
Commission Position of Indemnification for Securities Act Liabilities	29
Where you can find more Information	29
Financial Statements	F-1

You should rely only on the information contained or incorporated by reference to this prospectus in deciding whether to purchase our Common Stock. We have not authorized anyone to provide you with information different from that contained or incorporated by reference to this prospectus. Under no circumstances should the delivery to you of this prospectus or any sale made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus. To the extent that any facts or events arising after the date of this prospectus, individually or in the aggregate, represent a fundamental change in the information presented in this prospectus, this prospectus will be updated to the extent required by law.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements contained in this prospectus, other than statements of historical facts, that address future activities, events or developments, are forward-looking statements, including, but not limited to, statements containing the words “believe,” “anticipate,” “expect” and words of similar import. These statements are based on certain assumptions and analyses made by us in light of our experience and our assessment of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances. Whether actual results will conform to the expectations and predictions of management, however, is subject to a number of risks and uncertainties that may cause actual results to differ materially. Such risks are in the section entitled “Risk Factors” on page 6, and in our previous SEC filings.

Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results anticipated by management will be realized or, even if substantially realized, that they will have the expected consequences to or effects on our business operations.

PROSPECTUS SUMMARY

The following summary highlights material information contained in this prospectus. This summary does not contain all of the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, especially the risk factors section, the financial statements and the notes to the financial statements. You should also review the other available information referred to in the section entitled “Where you can find more information” in this prospectus and any amendment or supplement hereto. Unless otherwise indicated, the terms the “Company,” “RXAC,” “we,” “us,” and “our” refer and relate to Resource Exchange of America Corp.

The Company Overview

Resource Exchange of America Corp. was incorporated in the State of Florida on January 15, 2009 under the name Mobieyes Software, Inc. On February 23, 2010 we filed a Certificate of Amendment with the Florida Secretary of State changing our name to Resource Exchange of America Corp. We are working to become a U.S. based scrap recycling powerhouse, combining demolition/asset recovery services with sorting, recycling, brokering, and distribution. We believe that our success will depend on our ability to initially offer demolition services in Florida and then our proposed expansion into other states in the Southeastern United States. We will also need to work quickly to consolidate a number of demolition companies, metal processing yards, a recycling company and an international trading company specializing in trading ferrous and nonferrous metals. Our goal is to deliver reliable, high-quality services to all our clients, big and small, whether local, domestic, or international.

We plan to take full advantage of the present economic climate to acquire a number of key pieces to realize our vision of becoming a scrap recycling powerhouse. Since research indicates that rough economic periods can create good opportunities for companies to buy undervalued assets, our principals have determined that this is potentially an excellent time to consolidate a number of key companies. Accordingly, we will seek to acquire companies with key personnel with either in-depth knowledge of sales to Brazil, Russia, India, China, and Korea, or preferably with a General Administration of Quality Supervision, Inspection, and Quarantine number (“AQSIQ”), which allows for direct trade with China. We believe we will achieve significant economies of scale if we are successful in rolling these individual companies into one single entity. We believe that by consolidating the companies into one single entity, assets can be reused across divisions; newly purchased assets will have less idle time; stores can be combined; and administrative functions can be gathered. All of the above will make it possible to vie for bigger demolition or asset recovery jobs due to bigger cash reserves, tools, and manpower.

Initially, we will target primarily smaller companies with annual turnovers of less than five million dollars. Since these companies work within small geographic areas, they are very vulnerable in the present economic climate. As a result, these companies may be more than willing to sell equipment, stores, or perhaps their entire operation at less than book value. We believe this consolidation process will make it possible to grow the business significantly and capture a segment of the $30 billion recycling industry, of which 60% stems from recycling of ferrous and nonferrous metals. As a part of the RXAC strategy we intend to:

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acquire the companies needed to fulfill our vision and mission;

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improve and build out acquired companies, making the fullest use of their equipment, human resources and other assets;

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create synergies between the companies acquired, so that all entities work as a cohesive unit within our corporate structure, while actively seeking to maintain minimal administrative overhead;

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constantly improve existing sources of materials for processing and improve sales channels both domestically and abroad.

Our President, Chief Executive Officer, and Director, Dana Pekas, brings important executive experience and a unique understanding of resource management pertaining to large collaborative projects. As of September 9, 2010, we have 3 full-time employees and 5 consultants that work with us on a full or part-time basis and an additional 5 consultants that work with us on a part-time basis. We frequently use consultants to assist in the completion of various projects. Our consultants are instrumental to keep the development of projects on time and on budget. We anticipate that our eventual staff of personnel will be composed of employees and independent contractors involved in demolition/asset recovery at one end, and in the market for sorted, processed, and baled ferrous and nonferrous metal at the other end of the value chain.

SUMMARY OF THIS OFFERING

The Issuer	Resource Exchange of America Corp.

Securities being offered	Up to shares of Common Stock, our Common Stock is described in further detail in the section of this prospectus titled “DESCRIPTION OF SECURITIES – Common Stock.”
Per Share Price	$ .

Duration of Offering	The shares are offered for a period not to exceed 180 days, unless extended by our Board of Directors for an additional 90 days.

Common Stock Outstanding Before the Offering	There are 75,000,000 shares of Common Stock issued and outstanding as of the date of this prospectus.

Common Stock Outstanding After the Offering	shares of Common Stock.

Registration Costs	We estimate our total costs relating to the registration herein be approximately $20,000.

Use of Proceeds	We intend to use the net proceeds of this offering for continuation of our business plan, working capital, and general corporate purposes. See “Use of Proceeds” beginning on page 14.

Risk Factors

An investment in our Common Stock is speculative and involves a high degree of risk. You should carefully consider the risk factors set forth under the “Risk Factors” section hereunder and the other information contained in this prospectus before making an investment decision regarding our Common Stock.

OTC Bulletin Board Symbol	RXAC.OB

RISK FACTORS

An investment in our Common Stock is highly speculative and involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described below together with all of the other information included in this prospectus. The statements contained in or incorporated into this prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and an investor in our securities may lose all or part of their investment. Currently, shares of our Common Stock are publicly traded.

RISKS RELATED TO THE OFFERING

As there is no minimum for our offering, if only a few persons purchase shares they will lose their money without us being able to fully implement our business plan

Since there is no minimum with respect to the number of shares to be sold indirectly by the Company in its offering, if only a few shares are sold, we may not have enough capital to fully implement our business plan. As such, proceeds from this offering may not be sufficient to meet the objectives we state in this prospectus, other corporate milestones that we may set, or to avoid a “going concern” modification in future reports of our auditors as to uncertainty with respect to our ability to continue as a going concern. Investors should not rely on the success of this offering to address our need for funding. If we fail to raise sufficient capital, we would expect to decrease operating expenses, which may curtail the growth of our business.

Investing in the Company is a highly speculative investment and could result in the loss of your entire investment.

A purchase of the offered shares is significantly speculative and involves significant risks. The offered shares should not be purchased by any person who cannot afford the loss of his or her entire purchase price. The stockholders of the Company may be unable to realize a substantial return on their purchase of the offered shares, or any return whatsoever, and may lose their entire investment in the Company. For this reason, each prospective purchaser of the offered shares should read this prospectus and all of its exhibits carefully and consult with their attorney, business advisor and/or investment advisor.

We are Selling this Offering without an Underwriter and May Be Unable to Sell Any Shares

This offering is self-underwritten, that is, we are not going to engage the services of an underwriter to sell the shares; we intend to sell our shares through our principal officers and directors, who will receive no commissions. They will offer the shares to friends, family members, and business associates; however, there is no guarantee that they will be able to sell any of the shares offered hereunder. Unless they is successful in selling all of the shares and we receive the proceeds from this offering, we may have to seek alternative financing to fully implement our business plan.

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment and we may need additional capital in the future, and the sale of additional shares or other equity securities could result in additional dilution to our stockholders.

The offering price of our Common Stock may be substantially higher than the net tangible book value per share of our outstanding Common Stock immediately after this offering. Therefore, if you purchase our Common Stock in this offering, you may incur immediate dilution of in net tangible book value per share from the price you paid. Additionally, we believe that our current cash and cash equivalents, anticipated cash flow from operations and the net proceeds from this offering will be sufficient to meet our anticipated cash needs for the foreseeable future. We may, however, require additional cash resources due to changed business conditions or other future developments. If our resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in additional dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

RISKS RELATED TO OUR BUSINESS

Prices of commodities we own are volatile, which may adversely affect our operating results and financial condition.

Although we will seek to turn over our inventory of raw or processed scrap metals as rapidly as possible, we will be exposed to commodity price risk during the period that we have title to products that are held in inventory for processing and/or resale. Prices of commodities, including scrap metals, have been extremely volatile and have declined significantly during the current global economic crisis and we expect this volatility to continue. Such volatility can be due to numerous factors beyond our control, including:

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general domestic and global economic conditions, including metal market conditions;

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competition;

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the financial condition of our major suppliers and consumers;

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the availability of imported finished metal products;

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international demand for U.S. scrap;

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the availability and relative pricing of scrap metal substitutes;

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import duties and tariffs;

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currency exchange rates; and

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domestic and international labor costs.

The volatile nature of metal commodity prices makes it difficult for us to predict future revenue trends as shifting international and domestic demand can significantly impact the prices of our products, supply and demand for our products and effect anticipated future results. Most consumers purchase processed non-ferrous scrap according to a negotiated spot sales contract that establishes the price and quantity purchased for the month. In addition, the volatility of commodity prices, and the resulting unpredictability of revenues and costs, can adversely and materially affect our operating margins and other results of operations.

The profitability of our scrap recycling operations depends, in part, on the availability of an adequate source of supply.

We depend on scrap for our operations and acquire our scrap inventory from numerous sources. These suppliers generally are not bound by long-term contracts and have no obligation to sell scrap metals to us. In periods of low industry prices, suppliers may elect to hold scrap waiting for higher prices. In addition, the slowdown in industrial production and consumer consumption in the U.S. during the current economic crisis has reduced and is expected to continue to reduce the supply of scrap metal available to us. If an adequate supply of scrap metal is not available to us, we would be unable to recycle metals at desired volumes and our results of operations and financial condition would be materially and adversely affected.

The cyclicality of our industry could negatively affect our sales volume and revenues.

The operating results of the scrap metals recycling industry in general are highly cyclical in nature. The industry tends to reflect, and be amplified by, general economic conditions, both domestically and internationally. Historically, in periods of national recession or periods of slowing economic growth, the operating results of scrap metals recycling companies have been materially and adversely affected. For example, during recessions or periods of slowing economic growth, the automobile and the construction industries typically experience major cutbacks in production, resulting in decreased demand for steel, copper and aluminum. As a result of the current economic crisis in the United States and throughout the world and major cutbacks in the automotive and construction industries, if we experience significant fluctuations in supply, demand and pricing for our products, this would materially and adversely affect our results of operations and financial condition.

The volatility of the import and export markets may adversely affect our future operating results and financial condition.

Our business may be adversely affected by increases in steel imports into the United States which will generally have an adverse impact on domestic steel production and a corresponding adverse impact on the demand for scrap metals domestically. Our future operating results could also be negatively affected by strengthening or weakening in the US dollar. US dollar weakness provides some support to prices of commodities that are denominated in US dollars but have large non-US consumption and cost bases. Export markets, including Asia and in particular China, are important to the scrap metal recycling industry. Weakness in economic conditions in Asia and in particular slowing growth in China, could negatively affect us further.

We may seek to make acquisitions that prove unsuccessful or strain or divert our resources.

We will continuously evaluate potential acquisition candidates. We may not be able to complete any acquisitions on favorable terms or at all. Acquisitions present risks that could materially and adversely affect our business and financial performance, including:

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the diversion of our management’s attention from our everyday business activities;

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the contingent and latent risks associated with the past operations of, and other unanticipated problems arising in, the acquired business, including managing such acquired businesses either through our senior management team or the management of such acquired business; and

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the need to expand management, administration, and operational systems.

If we make such acquisitions we cannot predict whether:

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we will be able to successfully integrate the operations and personnel of any new businesses into our business;

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we will realize any anticipated benefits of completed acquisitions; or

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there will be substantial unanticipated costs associated with acquisitions, including potential costs associated with environmental liabilities undiscovered at the time of acquisition.

In addition, future acquisitions by us may result in:

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potentially dilutive issuances of our equity securities;

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the incurrence of additional debt; and,

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restructuring charges.

The markets in which we currently operate are highly competitive. Competitive pressures from existing and new companies could have a material adverse effect on our financial condition and results of operations.

The markets for scrap metal are highly competitive, both in the purchase of raw scrap and the sale of processed scrap. We will compete to purchase raw scrap with numerous independent recyclers, large public scrap processors and smaller scrap companies. Successful procurement of materials is determined primarily by the price and promptness of payment for the raw scrap and the proximity of the processing facility to the source of the unprocessed scrap. We may face competition for purchases of unprocessed scrap from producers of steel products, such as integrated steel mills and mini-mills, which have vertically integrated their operations by entering the scrap metal recycling business. Many of these producers have substantially greater financial, marketing and other resources. If we are unable to compete with these other companies in procuring raw scrap, our operating costs could increase.

We intend to compete in the global market with regard to the sale of processed scrap. Competition for sales of processed scrap is based primarily on the price, quantity and quality of the scrap metals, as well as the level of service provided in terms of consistency of quality, reliability and timing of delivery. To the extent that one or more of our competitors becomes more successful with respect to any key factor, our ability to attract and retain consumers could be materially and adversely affected. Our scrap metal processing operations will also face competition from substitutes for prepared ferrous scrap, such as pre-reduced iron pellets, hot briquetted iron, pig iron, iron carbide and other forms of processed iron. The availability of substitutes for ferrous scrap could result in a decreased demand for processed ferrous scrap, which could result in lower prices for such products.

Unanticipated disruptions in our operations could materially and adversely affect our revenues and our relationship with our consumers.

Our ability to process and fulfill orders and manage inventory depends on the efficient and uninterrupted operation of our facilities. In addition, our products will be transported to consumers by third-party truck, rail carriers and cargo ships. As a result, we will rely on the timely and uninterrupted performance of third party shipping companies and dock workers. Any interruption in our operations or interruption or delay in transportation services could cause orders to be canceled lost or delivered late; cause goods to be returned, or receipt of goods to be refused; or result in higher transportation costs. As a result, our relationships with our consumers, our revenues and results of operations, and our financial condition could be materially and adversely affected.

The loss of any member of our senior management team could have a material adverse effect on our ability to manage our business.

Our operations depend heavily on the skills and efforts of our senior management team, including Dana J. Pekas, our President and Chief Executive Officer. We will rely substantially on the experience of the management of our subsidiaries with regard to day-to-day operations. We face intense competition for qualified personnel, and many of our competitors have greater resources than we have to hire qualified personnel. The loss of any member of our senior management team could have a material adverse effect on our ability to manage our business.

A significant increase in the use of scrap metal alternatives by current consumers of processed scrap metals could reduce demand for our products.

During periods of high demand for scrap metals, tightness can develop in the supply and demand balance for ferrous scrap. The relative scarcity of ferrous scrap, particularly the “cleaner” grades, and its high price during such periods has created opportunities for producers of alternatives to scrap metals, such as pig iron and direct reduced iron pellets, to offer their products to our consumers. Although these alternatives have not been a major factor in the industry to date, the use of alternatives to scrap metals may proliferate in the future if the prices for scrap metals rise or if the levels of available unprepared ferrous scrap decrease. As a result, we may be subject to increased competition, which could adversely affect our revenues and materially and adversely affect our operating results and financial condition.

Our operations are subject to stringent regulations, particularly under applicable environmental laws, which could subject us to increased costs.

The nature of our business and previous operations by others at facilities owned or operated by us make us subject to significant government regulation, including stringent environmental laws and regulations. Among other things, these laws and regulations impose comprehensive statutory and regulatory requirements concerning, among other matters, the treatment, acceptance, identification, storage, handling, transportation and disposal of industrial by-products, hazardous and solid waste materials, waste water, storm water effluent, air emissions, soil contamination, surface and ground water pollution, employee health and safety, operating permit standards, monitoring and spill containment requirements, zoning, and land use, among others. Various laws and regulations set prohibitions or limits on the release of contaminants into the environment. Such laws and regulations also require permits to be obtained and manifests to be completed and delivered in connection with the operations of our businesses, and in connection with any shipment of prescribed materials so that the movement and disposal of such material can be traced and the persons responsible for any mishandling of such material can be identified. Violation of such laws and regulations may and do give rise to significant liability, including fines, damages, fees and expenses, and closure of a site. Generally, the governmental authorities are empowered to act to clean up and remediate releases and environmental damage and to charge the costs of such cleanup to one or more of the owners of the property, the person responsible for the release, the generator of the contaminant and certain other parties or to direct the responsible party to take such action. These authorities may also impose a penalty or other liens to secure the parties’ reimbursement obligations.

Environmental legislation and regulations have changed rapidly in recent years, and it is possible that we will be subject to even more stringent environmental standards in the future. For these reasons, future capital expenditures for environmental control facilities cannot be predicted with accuracy; however, if environmental control standards become more stringent, our compliance expenditures could increase substantially. We cannot predict whether any such future inquiries or claims will in fact arise or the outcome of such matters.

Moreover, environmental legislation has been enacted, and may in the future be enacted, to create liability for past actions that were lawful at the time taken but that have been found to affect the environment and to create public rights of action for environmental conditions and activities. If damage to persons or the environment has been caused, or is in the future caused, by hazardous materials’ activities of us or our predecessors, we may be fined and held liable for such damage. In addition, we may be required to remedy such conditions and/or change procedures. Thus, liabilities, expenditures, fines and penalties associated with environmental laws and regulations might be imposed on us in the future, and such liabilities, expenditures, fines or penalties might have a material adverse effect on our results of operations and financial condition.

We are subject to potential liability and may also be required from time to time to clean up or take certain remedial action with regard to sites currently or formerly used in connection with our operations. Furthermore, we may be required to pay for all or a portion of the costs to clean up or remediate sites we never owned or on which we never operated if we are found to have arranged for transportation, treatment or disposal of pollutants or hazardous or toxic substances on or to such sites. We are also subject to potential liability for environmental damage that our assets or operations may cause nearby landowners, particularly as a result of any contamination of drinking water sources or soil, including damage resulting from conditions existing prior to the acquisition of such assets or operations. Any substantial liability for environmental damage could materially adversely affect our operating results and financial condition, and could materially adversely affect the marketability and price of our stock.

Our operations present significant risk of injury or death. We may be subject to claims that are not covered by or exceed our insurance.

Because of the heavy industrial activities conducted at our facilities, there exists a risk of injury or death to our employees or other visitors, notwithstanding the safety precautions we take. Our operations are subject to regulation by federal, state and local agencies responsible for employee health and safety, including the Occupational Safety and Health Administration (“OSHA”). While we intend to have in place policies to minimize such risks, we may nevertheless be unable to avoid material liabilities for any employee death or injury that may occur in the future. These types of incidents may not be covered by or may exceed our insurance coverage and may have a material adverse effect on our results of operations and financial condition.

RISKS RELATING TO THE COMMON STOCK

The Company’s stock price may be volatile.

The market price of the Company’s Common Stock is likely to be highly volatile and could fluctuate widely in price in response to various potential factors, many of which will be beyond the Company’s control, including the following:

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new products and services by the Company or its competitors;

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additions or departures of key personnel;

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the Company’s ability to execute its business plan;

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operating results that fall below expectations;

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loss of any strategic relationship;

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industry developments;

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economic and other external factors; and

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period-to-period fluctuations in the Company’s financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of the Company’s Common Stock.

There is currently no liquid trading market for the Company’s Common Stock and the Company cannot ensure that one will ever develop or be sustained.

The Company’s Common Stock is currently approved for quotation on the OTC Bulletin Board trading under the symbol RXAC.OB. Although our common stock is quoted on the Over-the-Counter Bulletin Board (“OTCBB”), we cannot predict the extent to which an active public market for our common stock will develop or be sustained. Our common stock has historically been sporadically traded on the OTCBB, meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or nonexistent. This situation is attributable to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-adverse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we become more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer that has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on our stock price. We cannot provide assurances that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained.

Furthermore, for companies whose securities are quoted on the Over-The-Counter Bulletin Board maintained by the Financial Industry Regulatory Authority (the “OTCBB”), it is more difficult (1) to obtain accurate quotations, (2) to obtain coverage for significant news events because major wire services generally do not publish press releases about such companies, and (3) to obtain needed capital. As a result, purchasers of the Company’s Common Stock may have difficulty selling their shares in the public market, and the market price may be subject to significant volatility.

The Company’s Common Stock is currently deemed to be “penny stock”, which makes it more difficult for investors to sell their shares.

The Company’s Common Stock is currently subject to the “penny stock” rules adopted under section 15(g) of the Exchange Act. The penny stock rules apply to companies whose Common Stock is not listed on the NASDAQ Stock Market or other national securities exchange and trades at less than $5.00 per share or that have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If the Company remains subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for the Company’s securities. If the Company’s securities are subject to the penny stock rules, investors will find it more difficult to dispose of the Company’s securities.

FINRA Sales Practice Requirements May Limit a Stockholder’s Ability to Buy and Sell Our Stock.

The Financial Industry Regulatory Authority (“FINRA”) has adopted rules that relate to the application of the SEC’s penny stock rules in trading our securities and require that a broker/dealer have reasonable grounds for believing that the investment is suitable for that customer, prior to recommending the investment. Prior to recommending speculative, low priced securities to their non-institutional customers, broker/dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative, low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker/dealers to recommend that their customers buy our Common Stock, which may have the effect of reducing the level of trading activity and liquidity of our Common Stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker/dealers may be willing to make a market in our Common Stock, thereby reducing a shareholder’s ability to resell shares of our Common Stock.

The Elimination of Monetary Liability Against the Company’s Directors, Officers and Employees Under Florida Law and the Existence of Indemnification Rights to the Company’s Directors, Officers and Employees May Result in Substantial Expenditures by the Company and May Discourage Lawsuits Against the Company’s Directors, Officers and Employees.

The Company’s Articles of Incorporation contains a specific provision that eliminate the liability of directors for monetary damages to the Company and the Company’s stockholders; further, the Company is prepared to give such indemnification to its directors and officers to the extent provided by Florida law. The Company may also have contractual indemnification obligations under its employment agreements with its executive officers. The foregoing indemnification obligations could result in the Company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which the Company may be unable to recoup. These provisions and resultant costs may also discourage the Company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties and may similarly discourage the filing of derivative litigation by the Company’s stockholders against the Company’s directors and officers even though such actions, if successful, might otherwise benefit the Company and its stockholders.

THE FOREGOING LIST OF RISK FACTORS DOES NOT PURPORT TO BE A COMPLETE EXPLANATION OF THE RISKS INVOLVED IN THIS OFFERING. PROSPECTIVE INVESTORS SHOULD READ THE ENTIRE PROSPECTUS BEFORE DECIDING TO INVEST IN THE COMPANY.

DETERMINATION OF OFFERING PRICE

Our Common Stock is quoted on the OTC Bulletin Board “OTCBB – U.S. Registered” under the trading symbol RXAC.OB. Our common stock was previously quoted under the symbol MOBE.OB. The following table sets forth the high and low bid prices for our Common Stock per quarter as reported by the OTCBB since we began trading under the trading symbol RXAC.OB on March 19, 2010. These prices represent quotations between dealers without adjustment for retail mark-up, markdown or commission and may not represent actual transactions.

	First Quarter	Second Quarter(1)	Third Quarter*	Fourth Quarter
2010 – High	$0.82	$0.75	$ 0.58	--
2010 – Low	$0.50	$0.32	$ 0.46	--

 *Third Quarter reported through September 9, 2010.

USE OF PROCEEDS

Our offering is being made in a direct public offering, without the involvement of underwriters or broker-dealers. We will receive up to $ if all of the shares of Common Stock offered by us at $ per share are purchased. We cannot guarantee that we will sell any or all of the shares being offered by us. This is a best efforts offering with no minimum offering amount. The table below estimates our use of proceeds, given the varying levels of success of the offering. We expect that the proceeds will be used to provide working capital to continue our business growth.

Working capital will be used to pay general administrative expenses, legal expenses and accounting expenses for the next twelve months. Those expenses may increase if we are able to grow our operations and marketing activities. Marketing expenses primarily include costs associated with travel to meet potential customers and joint ventures for our products and services. Marketing expenses also includes development, preparation and printing of marketing materials, such as brochures and catalogs.

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

In connection with the Company’s selling efforts in the offering, our officers and directors will not register as broker-dealers pursuant to Section 15 of the Exchange Act, but rather will rely upon the “safe harbor” provisions of SEC Rule 3a4-1, promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Generally speaking, Rule 3a4-1 provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with an issuer that participate in an offering of the issuer’s securities. None of our officers or directors are subject to any statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act. Our officers and directors will not be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities. None of our officers and directors is now, nor has been within the past 12 months, a broker or dealer, and they have not been, within the past 12 months, an associated person of a broker or dealer. At the end of the offering, our officers and directors will continue to primarily perform substantial duties for the Company or on its behalf otherwise than in connection with transactions in securities. Our officers and directors will not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on Exchange Act Rule 3a4-1(a)(4)(i) or (iii).

In order to comply with the applicable securities laws of certain states, the securities will be offered or sold in those states only if they have been registered or qualified for sale; exempted from such registration or if a qualification requirement is available and with which Resource Exchange of America Corp. has complied. In addition, and without limiting the foregoing, the Company will be subject to applicable provisions, rules and regulations under the Exchange Act with regard to security transactions during the period of time when this Registration Statement is effective.

Penny Stock Regulation

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, that:

•

contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•

contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties;

•

contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the bid and ask price;

•

contains a toll-free telephone number for inquiries on disciplinary actions;

•

defines significant terms in the disclosure document or in the conduct of trading penny stocks; and,

•

contains such other information and is in such form (including language, type, size, and format) as the SEC shall require by rule or regulation.

The broker-dealer also must provide the customer with the following, prior to proceeding with any transaction in a penny stock:

•

bid and offer quotations for the penny stock;

•

details of the compensation of the broker-dealer and its salesperson in the transaction;

•

the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and,

•

monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

DILUTION

The following table sets forth the difference between the offering price of the shares of our Common Stock being offered by us, the net tangible book value per share, and the net tangible book value per share after giving effect to the offering by us, assuming that 100% and 50% of the offered shares are sold. Net tangible book value per share represents the amount of total tangible assets less total liabilities divided by the number of shares outstanding as of , 2010. Totals may vary due to rounding.

	100% of offered shares are sold	50% of offered shares are sold
Offering Price	$ per share	$ per share
Net tangible book value at 04/30/10	$ per share	$ per share
Net tangible book value after giving effect to the offering	$ per share	$ per share
Increase in net tangible book value per share attributable to cash payments made by new investors	$ per share	$ per share
Per Share Dilution to New Investors	$ per share	$ per share
Percent Dilution to New Investors	%	%

DESCRIPTION OF PROPERTY

Our principal executive office is located at 1990 Main Street, Suite 750 Sarasota, FL 34236. Our telephone number is (941) 309-5190. We are currently leasing generic office space on a month-to-month basis for $3,000 per month. This space is utilized for office purposes and it is our belief that the space is adequate for our immediate needs. Additional space may be required as we expand our business activities. We do not foresee any significant difficulties in obtaining any required additional facilities. We currently do not own any real property.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 250,000,000 shares of Common Stock, par value $0.0001 per share. There are no provisions in our charter or Bylaws that would delay, defer or prevent a change in our control. However, there exists such provisions in our charter that may make a change of control more difficult.

The holders of our Common Stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of our affairs. Our Common Stock does not provide the right to preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our Common Stock holders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote. Holders of shares of our Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Florida for a more complete description of the rights and liabilities of holders of our securities.

Anti-Takeover Provisions

None.

Dividends

 On February 24, 2010, the Company voted to implement a forward split of its issued and outstanding common shares, whereby every one share of Common Stock held was exchanged for 25 shares of Common Stock. As a result, the issued and outstanding shares of Common Stock were increased from approximately 3,000,000 prior to the forward split to 75,000,000 following the forward split. The record date of the forward split was February 24, 2010 and the forward split was payable as a dividend to shareholders on or about March 8, 2010. The dividend was payable upon the surrender of certificates.

Warrants & Options

There are no outstanding warrants or options to purchase our securities.

BUSINESS

Corporate History

We were incorporated in the State of Florida on January 15, 2009 under the name Mobieyes Software, Inc. On February 23, 2010, we filed a Certificate of Amendment with the Florida Secretary of State changing our name to Resource Exchange of America Corp.

From inception through February 22, 2010, our business model was that of a mobile enterprise software company aimed at improving the productivity of the field service organization. As such, we planned to revolutionize the efficiencies of the service chain for high technology products by intending to use its cutting edge mobile and wireless platform.

On February 22, 2010, the Company entered into an Asset Purchase Agreement (the “Purchase Agreement”) with UTP Holdings, LLC, a privately held Florida limited liability company ("UTP"). In accordance with the terms and provisions of the Purchase Agreement, the Company acquired one hundred percent of the assets of UTP in exchange for (i) the assumption of the outstanding balance of a line of credit issued to Dana J. Pekas, UTP's majority shareholder, by Regions Bank (f/k/a AmSouth Bank) in an amount of up to $800,000 which shall be fully repaid on or before December 31, 2010; and, (ii) the issuance of a two hundred fifty thousand dollar ($250,000) 10% Convertible Promissory Note, with such Note being fully due and payable on or before December 31, 2010. As a result of the Purchase Agreement transaction, our principal business became the business of UTP, which is more fully described herein.

Accordingly, on February 23, 2010, we filed a certificate of Amendment in with the State of Florida changing our name to Resource Exchange of America Corp.

Corporate Overview

Resource Exchange of America Corp. is working to become a U.S. based scrap recycling powerhouse, combining demolition/asset recovery services with sorting, recycling, brokering and distribution. We intend to initially offer demolition services in Florida with plans to expand to other states in the Southeastern United States. RXAC will sell ferrous and nonferrous metal to both U.S. buyers as well as buyers abroad. Our goal is to deliver reliable, high-quality services to all our clients, big and small, local, domestic and international.

RXAC intends to take full advantage of the present economic climate to acquire a number of key pieces to realize its vision of becoming a scrap recycling powerhouse. Research indicates that rough economic periods can create good opportunities for companies to buy undervalued assets, but that many do just the opposite: they are more likely to undertake divestments during downturns (and buy new businesses when times are good). For this reason, the principals of RXAC have determined that this is potentially an excellent time to consolidate a number of demolition companies, metals processing yards, a recycling company and an international trading company specializing in trading ferrous and nonferrous metals.

Accordingly, we will seek to acquire companies with key personnel with either in-depth knowledge of sales to Brazil, Russia, India, China and Korea, or preferably with a General AQSIQ number, which allows for direct trade with China. If we are successful in rolling these individual companies into one single entity we will achieve significant economies of scale. Assets can be reused across divisions; newly purchased assets will have less idle time; stores can be combined; and administrative functions can be gathered, making it possible to vie for bigger demolition/asset recovery jobs due to bigger cash reserves, tools and manpower.

In the scrap recycling business there are about 8,000 companies, and the top 50 companies account for about only 40% of the market. The remaining, some 7,950 companies, are primarily small “Mom and Pop” operations with annual turnovers of less than five million dollars. These companies work within small geographic areas, making them very vulnerable in the present economic climate. As a result, these companies may be more than willing to sell equipment, stores or perhaps their entire operation at less than book value. With the current market situation, we believe that a consolidation process is the right strategic step, making it possible to grow the business significantly and capture a segment of the $30 billion recycling industry, of which 60% stems from recycling of ferrous and nonferrous metals.

We currently offer three main products in house or on a contract basis:

1.

Demolition/Asset Recovery

2.

Scrap Sorting, Processing, Shredding and Baling

3.

Scrap brokering and sales

Recent Corporate Developments

On April 21, 2010, the Company formed a wholly-owned subsidiary, Asset Recovery of America, LLC, a Florida limited liability company formed to hold various demolition licenses for the benefit of the Company.

On April 27, 2010, the Company entered into a definitive Joint Venture Agreement (the “T&M Joint Venture”) with T & M Salvage, Inc. (“T & M”). Under the terms of the T&M Joint Venture, after payment to T & M for processing and transportation fees, the gross profits were to be split equally between the Company and T & M. The full duties of the Company and T&M are set forth in the T&M Joint Venture. This agreement was mutually terminated due to incompatible systems of inventory tracking between the parties.

On May 11, 2010, the Company, through its wholly-owned subsidiary, Asset Recovery of America, LLC (“ARA”), entered into a Joint Venture agreement ("JV Agreement") with Harry’s Haul, LLC, (“HHL”) and its principal, Jason Livingston (“Mr. Livingston”). Subsequently, on June 21, 2010, the Company and HHL terminated the JV Agreement and concurrently with the termination of the JV Agreement, the Company and Mr. Livingston entered into an Employment & Acquisition Agreement (the “Employment Agreement”), whereby Mr. Livingston was named as the Demolition Manager for ARA. Pursuant to the terms of the Employment Agreement, Mr. Livingston shall serve as the Demolition Manager for ARA for a period of three years and shall earn a base salary of $87,500 per year.

On May 20, 2010, the Company entered into a definitive Joint Venture Agreement (the “PAW Joint Venture”) with Paw Materials, Inc. (“PAW”). Under the terms of the PAW Joint Venture, the Company has agreed to provide the enterprise resource planning (“ERP”) system software, all financing machines and software, as well as find buyer and negotiate sale pricing for all ferrous products that PAW will separate and store as defined by the ERP software. The gross profits generated by the PAW Venture shall be split equally between the Company and PAW.

On June 2, 2010, the Company entered into a definitive Joint Venture Agreement (the “Griffin JV Agreement”) with Thomas Griffin International, Inc. (“Griffin International”). Thereafter, on June 21, 2010, the Company and Griffin International amended the nature of their relationship by terminating the Griffin JV Agreement and concurrently entering into an Employment & Acquisition Agreement (“EAA Agreement”) with Thomas L. Griffin, (“Mr. Griffin”) the principal officer of Griffin International. Pursuant to the terms of the EAA Agreement, Mr. Griffin transferred certain assets, including various volume service contracts with top ocean freight carriers and various Federal Maritime licenses to the Company's wholly-owned subsidiary, Sea Lion, LLC. Additionally, Mr. Griffin was appointed as President of Sea Lion, LLC and as Vice President, Global Development and Markets of the Company. Mr. Griffin shall receive an annual salary of $87,500.00 and he shall serve for an initial term of three (3) years.

On July 28, 2010, the Board of Directors of the Company approved effective immediately, a change in the Company's fiscal year end from January 31st to December 31st.

Business Strategy

We intend to fulfill our strategic goals by seeking to acquire underperforming companies within the scrap industry. RXAC will seek to acquire companies at different stages of the scrap recycling process chain. RXAC intends to take advantage of the present climate in the scrap industry. We believe that in 2010 acquisition costs for underperforming companies are likely to be very low, while the cyclic nature of the business makes it likely that business will be blooming again within the next 3-4 years. We have come to the conclusion that in order to make an acceptable profit within the scrap and recycling business, it is better to make acquisitions at the bottom of the cycle, and to control the entire value chain, rather than only one or some of the phases (demolition/asset recovery, processing, sorting, selling and distribution).

RXAC plans to acquire established dismantling and demolition/asset recovery companies with proven track records showing their ability to handle big and complex demolitions in a timely manner, with acceptable profit margins and impeccable safety records. These demolition companies will ensure a steady and viable inventory stream, which will itself be a source of income. Additionally, we plan to acquire one or more scrap processing yards with optimal locations between the demolition companies, major industrial centers and ports and rail. When identifying potential scrap processing yards, we will seek out companies that have the competencies and space to sort and bale all of the different kinds of scrap that the demolition companies can provide. Finally, RXAC will attempt to locate a company that is both proficient in selling both ferrous and nonferrous scrap in the U.S. and also has in-depth knowledge of selling to major importers. This way, RXAC will have control of the entire process and value chain.

Objectives

On the tactical level, the Company has set the following main objectives for its first three years of operation:

1.

To acquire the companies needed to fulfill the Company’s vision and mission.

2.

To improve and build out the companies, making the fullest use of their equipment, human resources and other assets.

3.

To create synergies between the companies acquired, so that all companies work as a cohesive whole within RXAC.

4.

To constantly improve existing streams of materials for processing, and improve sales channels both in the U.S. and abroad.

The first objective requires significant work and is a prerequisite for the ensuing goals. At this stage, significant legal, accounting and advisory services are required, which will require substantial cash reserves and an unimpeded cash flow. All acquisition targets will be scrutinized and will undergo thorough due diligence to uncover hidden issues, threats or benefits. Before this step, an intensive search process will take place, where potential acquisition targets will be narrowed down until there is a shortlist of companies that fit our description and that can then be evaluated.

The second phase will run parallel with the due diligence of the individual company, so that as soon as the acquisition is finalized the processes within the individual company can be improved, and its assets can be utilized to the greatest extent. Human resources will be evaluated through interviews so that individual strengths can be determined. The RXAC team will utilize these guidelines to evaluate all targets while accountants and attorneys perform further due diligence.

The third step involves assessing each acquired individual company’s strengths, weaknesses and differences to ensure that synergy can be maximized and intra-company differences and conflicts can be immediately addressed. Also, administrative processes will be centralized, lessening the need for administrative staff within the individual divisions. This task will become increasingly relevant as new companies are added to RXAC.

The fourth goal will be met through extensive channel analysis and improvement. Potential clients will be contacted so that they are aware of the additional product offerings from RXAC. As the individual companies are rolled into RXAC, a dedicated team will continually work to meet objectives 3 and 4.

Growth Strategy

In order to be able to offer all three products, we have to meet four key objectives within our first year of operation:

•

To acquire the companies needed to fulfill our vision and mission;

•

To improve and build out acquired companies, making the fullest use of their equipment, human resources and other assets;

•

To create synergies between the companies acquired, so that all entities work as a cohesive unit within our corporate structure, while actively seeking to maintain minimal administrative overhead;

•

To constantly improve existing sources of materials for processing and to improve sales channels both domestically and abroad.

Management believes that the aggregated Company will be able to achieve significant economies of scale and will be able to acquire assets and stores at less than book value allowing RXAC to show a positive result within our first year of operation.

Keys to Success

To ensure that both short and long-term goals can be met, we will focus on four key areas of success:

1.

Experienced Personal Contacts

At RXAC, the demolition/asset recovery services lie at the beginning of the value chain, and dedicated experienced demolition teams are of great importance to the success of our business. Without excellent demolition services, all other facets of our business model will be less successful. The demolition business is heavily fragmented, and there is great variety between the players in the market with regard to pricing, adherence to deadlines and integrity. RXAC demolition will do its utmost to stand out from the competition, and a core Company value will be to conduct our business honorably, with integrity, and on time.

Even though long-term demolition contracts are extremely hard to obtain (demolition is very often a onetime contract), all potential assignments should be met with the possibility of future related business in mind. Therefore, initial contact between a potential client and the demolition experts of RXAC will be handled by a personal and dedicated representative with the necessary experience to give the potential client proper advice and project management. It is important that the demolition contacts are proactive and seek out every possible job, and that they are generally good at cultivating potential clients.

The personal contact will have knowledge of all Company staff, their experience and training, all demolition equipment (shears, balers etc), and of the possible sorting and transportation options.

As the different companies forming the entire value chain are added to RXAC, the personal contact will be able to give further advice, when needed, based on the different transportation, sorting and selling options that RXAC can provide. As a company-wide Enterprise Resource Planning system (as further described below) is launched, the personal contacts will have more information at their fingertips, enabling them to give even better advice to clients.

2.

Controlling the Entire Value Chain

Our product originates from several sources, depicted in the product flow chart illustration below. The first product source is the general public, who arrive at our processing centers with various whole or dismantled objects containing ferrous and nonferrous metals, which are sometimes pre-sorted, but, more often, combined with other metallic and non-metallic substances. Demolition/asset recovery projects of our own, or from other companies, generate dismantled portions of buildings, factories, agricultural facilities, bridges, chemical plants, train derailments and other sources, which contain ferrous and nonferrous metals.

Once the product arrives at our processing centers, it will be sorted into ferrous or nonferrous product codes. It is then processed into standard portions by shearing, torching, and/or shredding. It is then sorted and graded according to ISRI (Institute of Scrap Recycling Industries) standards and shipped to domestic or foreign mills or smelters by truck, trains or ocean containers.

The product supply chain:

There are advantages to controlling the entire value chain, not the least of which is increased profits, and because RXAC will control the entire value chain, we anticipate that there will always be business somewhere along the value chain. For instance, if the price on the world market for ferrous scrap is at a low (near the $150 mark), RXAC can still take in demolition jobs (being paid for taking the scrap metal away when demolishing, instead of paying anything for the metal at all) and stockpile the scrap metal until the rates go up again. Likewise, if the rates go up, RXAC will still have its own supply lines through its own demolition companies, and will not be forced to bid for the scrap between different demolition companies or scrap yards.

3.

Development of the Company’s Digital Infrastructure

Controlling the entire value chain increases the requirements for a solid resource-planning tool. The companies that RXAC intends to acquire will almost certainly have only a few computer tools aiding them in their work. As more stages of the value chain are integrated, the need for a comprehensive corporate Enterprise Resource Planning ("ERP") tool increases exponentially.

The ERP tool will enable the all of the companies along the value chain to effectively move resources among them. For instance, demolition teams can be alerted about price increases for particular metals and projects or portions of projects containing that metal can be fast-tracked. If there is an oversupply of a metal, sales teams can be notified so that they can focus on the sale of the overabundant metals. Or they can try to bundle it at a fair price with imminent deliveries in order to lower the stock.

In a new organizational structure where the different divisions are previously separate entities, it will be a challenge to incorporate a corporate-wide ERP tool due to inherent resistance against change. This is particularly true in a business as old as the demolition and scrap business, which has been around since before the Civil War. It is imperative to implement a well-designed and adaptable ERP system as early as possible, and to create awareness that the system will benefit everybody.

A proper digital infrastructure will also enable potential sellers to “book” a demolition and potential buyers can make requests on specific grades of scrap metal online, and get a quote back almost immediately. And finally, buyers can check the transport online with regard to delivery date and other important matters.

4.

Wide Range of Sales Channels

The demolition and scrap industries are extremely cyclical, with a long track record of over 150 years. Often, when the market is down in one part of the world, it is up in other places.

It is therefore important for RXAC to have several sales channels at its disposal, so that the scrap metal can be sold to the buyers that can give the premium price at that particular time. RXAC can only succeed with a very dedicated sales team with in-depth insights in the markets both domestic and abroad. Also, the members of the sales team will have to be able to cultivate the relationships with the buyers.

Apart from sales personnel attending to the domestic market, it is also important to attract people who have the required knowledge of such markets as Korea and BRIC markets (Brazil, Russia, India and China), which are the greatest net importers of scrap metal at the present time. Finding an acquisition target with an General AQSIQ number will help the Company immensely, as it will allow for export directly to China.

In order to make the best use of potential sales channels, it will be important for RXAC to be located near a deep-water port in order to sell scrap to buyers outside of the U.S. Simultaneously, a location near a railroad or major highways is needed to serve clients in the Midwest and other domestic markets.

Finally, it should be possible for the buyers to follow their delivery online – when and where it has been loaded, the contents of the containers, and when to expect delivery.

Services and the Market Space

RXAC will undertake demolition/asset recovery of obsolete housing quarters, refineries, processing plants, hotels, and any other kind of major structure that needs to be torn down by specialists. Depending on the size and kind of building, different kinds of demolition tactics will be employed. The different building materials will be cut down to size, sorted, and recycled depending on their type. Of particular interest to RXAC will be metal plating, sheets, T- and I-beams and other structural pieces of metal, as well as nonferrous metals (copper, alloys, aluminum etc.) that are of widespread use in factories and processing plants.

Demolition is a blue-collar, labor-intensive job, and the average pay is 14% below the median for similar manual labor. As demolishing a building is a rather dangerous business, RXAC will ensure that everyone at the demolition division is properly trained in safety measures and precautions. The safety record will in itself be used as a yardstick that the Company can measure its success by.

During the demolition/asset recovery process, the different materials are diligently sorted according to international specifications regarding grade, type and size. At major demolition sites, a mobile shredder could be used to cut the ferrous and nonferrous metals into smaller size. A mobile baler can create bales according to various ISRI specifications. The baler and mobile shredder can be taken to any location to bale ferrous and nonferrous metals on-site, which can then be put into containers that can be shipped directly to buyers. Baling and shredding allows for more weight to be put into ocean containers than if the material is loaded in loose weight. Having mobile equipment will allow RXAC to optimize utilization of the equipment, acquire smaller processing facilities, and thereby increase overall profits.

Finally, RXAC will provide a sales service, getting the best possible quotes for the ferrous and nonferrous metals acquired through demolition projects or purchased from others with excess stores. During 2010, RXAC will seek to buy cheap stores of scrap metal to be sold later at a premium.

Market Analysis Summary

The US scrap industry is composed of approximately 8,000 companies with combined annual revenues of approximately $30 billion. The demolition and recycling business is unique in the sense that it is the only business with data covering almost two centuries. Analyzing this ancient data it has become evident that the scrap and recycling business is extremely cyclical. Basically, when times are booming, old factories, cars, trucks, equipment etc. are demolished and recycled, because businesses demand new and modernized factories, cars, trucks, equipment, which in-turn need new metal to be produced. Conversely, in a recession the demand for new assets is so low that scrap metal prices plummet, and there is less business justification for demolishing anything. This happened in the wake of the depression in 1929-1934, after WWII, during the energy crisis in the late 1970’s, again in 2008-2009 and it is likely to continue through 2010 as well.

Fortunately, the scrap and recycling business is counter-cyclical in other parts of the world: Even though the US scrap metal market has plummeted in the past year, the BRIC countries (Brazil, Russia, India and China) still show significant need for scrap metal for new projects. Despite the economic development in past years, there is an ever-increasing demand overseas for scrap metal due to the rapid growth and expansion of the BRIC countries, as well as in Korea, and this demand will continue to grow as the world becomes still more industrialized.

As the U.S. Scrap industry is extremely fragmented, with the top 50 companies holding only about 40% share of the market, the remaining 60% of the market space are struggling to make ends meet. There are approximately 7,950 companies in the U.S. scrap and recycling industry that are potential acquisition targets for the Company.

Annually, the industry processes about 75 million tons of ferrous metals and 10 million tons of nonferrous metals. Ferrous and non-nonferrous metals account for 60% of the entire recycling industry.

The amount of metal being processed is highly demand-driven, so that, at the moment the amount of recycled metal is significantly less than just two years ago. U.S. demand for ferrous metal comes mainly from the U.S. steel industry, which is driven by the auto, machinery and construction industries. As the big three U.S. automotive companies have been taking some major hits in the past years, demand for metal has been heavily influenced. Fortunately, the markets abroad have more than outweighed this development.

Target Market Segment Strategy

As with all marketing strategies, understanding a client's needs is central to success. The ability to satisfy a clients’ needs better than the competition will help build customer loyalty and increase sales.

However, both customer needs and the business environment in which RXAC operates are constantly changing. RXAC understands this; this is why the marketing strategy considers the changes that are taking place, as well as the opportunities and threats that are emerging. If RXAC is able to adapt to the new market situation while our competitors are not, RXAC will come out ahead of the competition.

RXAC intends to have two target markets at each end of the value chain: There is the market for demolition/asset recovery at one end, and the market for sorted, processed, baled ferrous and nonferrous metal at the other end of the value chain. When local demand is low, demolition costs are low too. People will pay to have their demolished scrap taken away, whereas in an upturn, they will want a premium for the demolished materials. During 2010 and in the near future, it should be possible to acquire and stockpile ferrous and nonferrous metal for sale at a later date, when rates are better. It will be RXAC’s strategy to use some of its anticipated profits to begin to stockpile low-cost metals for that purpose.

Controlling the other end of the value chain will ensure that the scrap can actually be sold at the right rates to clients wherever they are in the world. Bypassing the brokers will make it possible for RXAC to always achieve the best rates without having to share the profits with others – and in turn give RXAC more peace of mind when bidding for demolition jobs.

Competition Analysis

The scrap metal industry is compartmentalized, fragmented and disorganized, with thousands of smaller companies with revenues of less than five million dollars. At the other end of the spectrum are 50 companies, who total about 40% of the market. Of the thousands of smaller companies, many are “mom-and-dad” operations working locally within a 100-mile radius around their business. Many of these companies are struggling at the moment.

Mini-mills, smelting scrap metal are primarily placed in the northeast corner of the country, some in the Midwest and Texas, and fewer towards the east coast.

Local mini-mills, integrated steel mills and demolition companies saw a 30-60% decrease in revenues in 2009 compared to 2007-2008. Competitors are therefore being weeded out on a daily basis. RXAC will do business in a part of the U.S. that, while only having few mini-mills nearby, has the advantage of proximity to deep water harbors where scrap metal can be sent to clients abroad. This is a significant advantage to RXAC.

We intend to operate with significant competitive advantages over other recycling and processing companies. A demolition/asset recovery division brings in large quantities of material at discounted prices, while RXAC’s location in southern Florida will provide for numerous sales outlets.

The demolition division will acquire scrap material at deep discounts from market price. Historically, demolition projects have produced scrap metal at a discount of up to 60% of the fair market value. This reduced cost of the scrap metal will allow RXAC to offer more competitively priced material to buyers. The demolition division also brings in large quantities of scrap material.

When the market softens and the amount of material that is brought in from the public declines, RXAC anticipates continuing to have a steady flow of inventory coming in from the demolition division. An additional competitive advantage is the location of the processing yards. Located just outside the deep-water port of Tampa in Florida, the processing yards provide the opportunity to export material to overseas mills when domestic markets soften.

RXAC will seek to have personnel with in-depth knowledge of clients in the BRIC countries and Korea. Preferably, it might be possible to acquire an AQSIQ number, which will allow for shipping directly to Chinese steel mills. AQSIQ numbers are very difficult to acquire and applications for them can take up to two years for approval. Being able to ship directly to Chinese mills will eliminate the brokerage network into China, which will increase sales margins by 3% to 10%. Already, RXAC is establishing a diverse customer base to make these international sales. These competitive advantages will keep RXAC profitable even during an economic downturn.

Operating internationally dictates that RXAC must at all times maintain a high level of integrity and credibility, to stand out from the competition.

Company Summary

RXAC will, over time, become an aggregate of several companies, as it is the mission of RXAC to acquire several key companies during the present economic slump. The following section will go more in-depth with regard to company ownership and the scalability and profit of the business.

Scalability

The business model is to expand RXAC’s interests in ferrous and nonferrous metals, as well as to expand into demolition projects that are larger and more complex. As the acquisitions move forward, RXAC will have the assets necessary to accomplish this goal. The market potential is huge; looking at the world markets as a natural next step makes it even more potent. When it comes to scalability, it requires little or no extra human resources to substantially increase revenues.

With RXAC’s central location in Florida, several deep-water harbors are easily accessible, for instance in Tampa, Miami, Jacksonville and Savannah. RXAC will seek to acquire demolition companies, which are proximately located to take advantage of these ports, and which have the experienced demolition bidding department and management skills necessary to carry out large demolition projects. Also, we will seek to have the heavy equipment needed to perform the demolition and the logistics and processing experience necessary to transport out the raw materials.

If RXAC is able to acquire a company with an AQSIQ number, which bypasses the broker network and provides a direct link to Chinese steel mills, RXAC will be able to improve its margins significantly. Next in importance will be for the acquisition target to have staff with a deep understanding of selling to BRIC countries and Korea. An experienced sales force in both domestic and international markets and a diverse customer base to sell the raw materials at the most competitive prices will be major advantages.

When all of the business segments are combined, RXAC will control several processes involved in transforming scrap metal into sales. In order to take advantage of the current favorable market conditions, RXAC will attempt to start consolidating soon.

Insurance

We currently carry a two million dollar liability insurance policy and intend to acquire and maintain insurance appropriate to our new activities in the future on such terms that management shall deem to be commercially reasonable.

Intellectual Property

Although limited, we will depend on our ability to develop and maintain the proprietary aspects of our technology to distinguish our services from our competitors’. To protect our proprietary technology and services we will rely primarily on a combination of confidentiality procedures. It is our policy to require employees and consultants to execute confidentiality agreements and invention assignment agreements upon the commencement of their relationship with us. These agreements provide that confidential information developed or made known during the course of a relationship with us must be kept confidential and not disclosed to third parties except in specific circumstances and for the assignment to us of intellectual property rights developed within the scope of the employment relationship.

Advertising and Marketing

Our marketing strategy will begin with word of mouth, which will always be our most important means of promotion. If we generate sufficient revenues, we intend to implement an advertising and marketing campaign to increase awareness of RXAC and to acquire new customers through multiple channels, including traditional and online advertising. We believe that the use of multiple marketing channels reduces reliance on any one source of customers, maximizes product awareness and promotes customer acquisition.

Legal Proceedings

On or about July 28, 2010, the Company, through our wholly-owned subsidiary, Asset Recovery of America, LLC (“ARA”), filed a lawsuit in the Circuit Court of the Twelfth Judicial Circuit in and for Sarasota County, Florida against T&M Salvage, American Salvage and Trading Corporation, Adelina McCulley, and Clarence McCulley (collectively the “Defendants”). The suit filed is to recovery $127,592.61, plus interest, fees and costs and other such relief the Court deems appropriate. The suits arises from the execution of a Promissory Note entered into by and between ARA and the Defendants. The Defendants have responded to the initial complaint and are seeking to move the venue to Polk County, Florida.  The Company is currently formulating its responsive documents.

               Other than the foregoing, we know of no material, existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which our director, officer or any affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

MANAGEMENT DISCUSSION AND ANALYSIS

THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ TOGETHER WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF RESOURCE EXCHANGE OF AMERICA CORP. AND THE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS INCLUDED ELSEWHERE IN THIS REGISTRATION STATEMENT ON FORM S-1.

Management's Discussion and Analysis of Financial Condition and Result of Operations

Our business is highly dependent upon the price of metal commodities, as our remuneration for these activities is calculated as a percentage of the value of the commodities traded. When the global economic decline caused the price of steel to fall 80% in late 2008, our revenues for the ensuing year, 2009, also fell dramatically. Accordingly, our net sales decreased by 2/3 between 2008 and 2009 going from $5,132,722 to $1,617,090 during that period.

Although our business plan is to acquire operating facilities, in the past, our activities have been limited to trading metals. Accordingly, our assets have been limited to inventories of metal and the cash to buy it with, as well as notes receivable and some prepaid expenses. Our assets declined significantly with the decline in the value of the steel we were holding and with the decline in the amounts of cash generated by the transactions in which we engaged. As a result, total assets in 2009 (again, mostly cash) were approximately half of the total assets in 2008, declining from $343,338 to $170,072.

Results of Operations

Comparison of the six months ended June 30, 2010 and 2009

For the six month period ended June 30, 2010 compared to the six month period ended June 30, 2009, we had a net loss of $(209,838) compared to net income of $37,181 respectively. This loss was attributable to an increase in professional fees of $177,027 and a decrease in gross profits of $190,012.

Revenue was generated during the six month period ended June, 2010 of $484,337 compared to the six month period ended June 30, 2009 of $1,235,386. This decrease was due to a shift of limited resources from sales to business acquisitions.

For the six month period ended June 30, 2010 compared to the six month period ended June 30, 2009 interest expense increased by $10,783 as a result of additional debt financing.

Liquidity and Capital Resources

At June 30, 2010, we had current assets of $223,234, working capital deficit of $(1,134,800), and had $206,907 of net cash used by operating activities during the six month period ended June 30, 2010. On June 30, 2010 Asset Recovery of America was engaged in a demolition project that used cash for operations, tools, equipment and freight. In July ARA completed its obligations with respect to the demolition project with Harry’s Haul, LLC. The Invoicing /payables for this project have been partially approved by the General contractor and the owner, which is a government entity (both are required to approve).

We have provided for our cash requirements to date mainly through cash generated from financing activities and financing provided by SKI Importers, Inc, a related party to our CEO Dana Pekas, who was owed $75,000 as of June 30, 2010. REAC plans to seek financing through a combination sale of registered shares and debt financing.

Management is currently looking for more capital to complete our corporate objectives. In addition, we may engage in joint activities with other companies. We cannot predict the extent to which its liquidity and capital resources will be diminished prior to the consummation of a business acquisition or whether its capital will be further depleted by its operating losses. See Management’s Discussion and Analysis for discussions concerning potential business cooperation or combination with other companies.

Comparison of the fiscal year ended 2009 and 2008

In 2008, our operations generated $5,132,722 in net sales and $1,512,582 gross profit. Due to the global economic decline and the ensuing decrease in the price of metals, those figures declined approximately 70% in 2009, net sales dropping to $1,617,090 and gross profits decreasing to $443,624. Fixed expenses, such as selling, administrative expenses, professional fees and interest expense, which do not vary directly with the level of sales, declined by only about 50% each, thus causing net income to decline by a much larger percentage than net sales, going from $296,250 in 2008 to $11,276 in 2009.

Liquidity and Capital Resources

As stated above, although our business plan calls for us to acquire operating facilities and the plant and equipment with which to conduct those operations, until now, the major activity has been trading metals and the primary production tool of our business has been cash, which is used to buy metals which are then resold. Because the global economic decline caused an 80% decrease in the price of metals and because our revenue is a percentage of the value of metals traded, it took almost the same amount of cash from internal and external financing activities to achieve the much smaller net sales and gross profit from those trading activities for 2009. Net cash used by financing activities declined by only 18% between 2008 and 2009, going from $217,760 to $178,050 while the net sales and gross profit generated by the use of those sums of cash declined by 68-70% during those same years. Net cash provided by operating activities declined by the same approximate percentage as gross and net revenues, going from $169,951 in 2008 to $50,032 in 2009, a decline of approximately 70%.

Plan of Operation and Funding

Existing working capital, cash flow from operations, further advances from the bank, as well as debt instruments or stock subscriptions are expected to be adequate to fund our operations over the next twelve months.

In connection with our business plan, management anticipates that administrative expenses will increase over the next twelve months. Additional issuances of equity or convertible debt securities may be required which will result in dilution to our current shareholders. Furthermore, such securities might have rights, preferences or privileges senior to our Common Stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of prospective new business opportunities, which could significantly and materially restrict our business operations.

Material Commitments

We do not have any material commitments for the fiscal years ended December 31, 2009 and 2008 and for the six months ended June 30, 2010.

Recent Accounting Pronouncements

In January 2010, the FASB issued an amendment to ASC 505, Equity, where entities that declare dividends to shareholders that may be paid in cash or shares at the election of the shareholders are considered to be a share issuance that is reflected prospectively in EPS, and is not accounted for as a stock dividend. This standard is effective for interim and annual periods ending on or after December 15, 2009 and is to be applied on a retrospective basis. The adoption of this standard is not expected to have a significant impact on the Company’s financial statements.

In January 2010, the FASB issued an amendment to ASC 820, Fair Value Measurements and Disclosure, to require reporting entities to separately disclose the amounts and business rationale for significant transfers in and out of Level 1 and Level 2 fair value measurements and separately present information regarding purchase, sale, issuance, and settlement of Level 3 fair value measures on a gross basis. This standard, for which the Company is currently assessing the impact, is effective for interim and annual reporting periods beginning after December 15, 2009 with the exception of disclosures regarding the purchase, sale, issuance, and settlement of Level 3 fair value measures which are effective for fiscal years beginning after December 15, 2010. The adoption of this standard is not expected to have a significant impact on the Company’s financial statements.

In October 2009, FASB issued an amendment to the accounting standards related to the accounting for revenue in arrangements with multiple deliverables including how the arrangement consideration is allocated among delivered and undelivered items of the arrangement. Among the amendments, this standard eliminated the use of the residual method for allocating arrangement considerations and requires an entity to allocate the overall consideration to each deliverable based on an estimated selling price of each individual deliverable in the arrangement in the absence of having vendor-specific objective evidence or other third party evidence of fair value of the undelivered items. This standard also provides further guidance on how to determine a separate unit of accounting in a multiple-deliverable revenue arrangement and expands the disclosure requirements about the judgments made in applying the estimated selling price method and how those judgments affect the timing or amount of revenue recognition. This standard, for which the Company is currently assessing the impact, will become effective on January 1, 2011.

In October 2009, the FASB issued an amendment to the accounting standards related to certain revenue arrangements that include software elements. This standard clarifies the existing accounting guidance such that tangible products that contain both software and non-software components that function together to deliver the product’s essential functionality, shall be excluded from the scope of the software revenue recognition accounting standards. Accordingly, sales of these products may fall within the scope of other revenue recognition standards or may now be within the scope of this standard and may require an allocation of the arrangement consideration for each element of the arrangement. This standard, for which the Company is currently assessing the impact, will become effective on January 1, 2011.

Off Balance Sheet Arrangements

On May 11, 2010, the Company's wholly-owned subsidiary, Asset Recovery of America, entered into a Joint Venture agreement with a Florida-based demolition company. The Joint Venture includes an asset recovery project in Orlando, Florida, valued at US$190,000 and also provides us with ferrous and non-ferrous metals being removed from the project, which ARA will be able to process and resell.

On May 20, 2010, we entered into a Joint Venture agreement with another Florida-based demolition and processing company. The company is supplying us with an Accumulation Yard location to which individuals and commercial accounts can deliver ferrous metals. Pursuant to the terms and conditions of the agreement, the demolition company shall provide us with the processed ferrous metals that are then sold by the Company. The net profit is shared evenly between the parties.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

On August 4, 2009 (the “Dismissal Date”), the Company advised Moore & Associates Chartered (“Moore”) that it was dismissed as the Company’s independent registered public accounting firm. The decision to dismiss Moore as the Company’s independent registered public accounting firm was approved by the Company’s Board of Directors on August 4, 2009. Except as noted in the paragraph immediately below, the reports of Moore on the Company’s financial statements for either of the past two years or subsequent interim period contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principle. The reports of Moore on the Company’s financial statements as of and for the years ended January 31, 2009, contained an explanatory paragraph which noted that there was substantial doubt as to the Company’s ability to continue as a going concern as the Company had a net loss as of January 31, 2009.

On August 6, 2009, Seale & Beers CPAs ("Seale & Beers") was retained as the principal independent accountants of the Registrant. Then on May 3, 2010, the Company advised Seale & Beers that it was dismissed as the Company’s independent registered public accounting firm. The decision to dismiss Seale & Beers as the Company’s independent registered public accounting firm was approved by the Company’s Board of Directors on May 3, 2010. Other than the disclosure of uncertainty regarding the ability for us to continue as a going concern which was included in our accountant’s report on the financial statements for the past two years, Seale & Beers' reports on the financial statements of the Registrant for the years ended January 31, 2010 and 2009 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. For the two most recent fiscal years and any subsequent interim period through Seale & Beers' termination on May 3, 2010, Seale & Beers disclosed the uncertainty regarding the ability of the Registrant to continue as a going concern in its accountant’s report on the financial statements.

On May 3, 2010, Bobbitt, Pittenger & Company, P.A. (“BPC”) was engaged as the registered independent public accountant for Resource Exchange of America Corp. (the “Registrant”), a Florida corporation. Since May 3, 2010, we have had no changes in or disagreements with our accountants. Our audited financial statements have been included in this Prospectus in reliance upon Bobbitt, Pittenger & Company, P.A., Independent Registered Public Accounting Firm, as experts in accounting and auditing.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names and ages of our current directors and executive officers. Our Board of Directors appoints our executive officers. Our directors serve until the earlier occurrence of the election of his or her successor at the next meeting of stockholders, death, resignation or removal by the Board of Directors. There are no family relationships among our directors or executive officers.

Name	Age	Position
Dana J, Pekas	47	CEO, President and Director
David Finkelstein	53	CFO, Secretary and Director

Dana J. Pekas - Mr. Dana J. Pekas, attended the University of Minnesota from 1981 to 1984. From 1984 to 1999, Mr. Pekas was a senior officer and owner of Amcom Corporation/Express Point. From 1999 to 2004, he was a senior officer and owner of Universal Products Corp which merged into UTP Holdings, LLC.. He has been the managing member since 2004. Mr. Pekas also has served as a board of director or manager for the following companies: Express Point Technologies, Knead’n Dough and Toy Box Storage.

David N. Finkelstein - Mr. David N. Finkelstein is an Attorney at law and a CPA. He graduated from the law school at the University of North Carolina at Chapel Hill in 1984 after obtaining his Bachelor of Science degrees in Accounting and Business Administration from Chapel Hill in 1978. Before founding his own firm in 1990, Mr. Finkelstein practiced for ten years with two of the largest and most prominent law firms in the country, Fulbright & Jaworski in Houston and Holland & Knight. Prior to that, he practiced as a CPA in Atlanta and served as controller of a subsidiary of the Georgia Power Company. Mr. Finkelstein has served as tax counsel to the local Bar Association and a former treasurer of that organization. He has also served as technical advisor to the editor of CPA Today magazine, the official journal of the Florida Institute of Certified Public Accountants. Mr. Finkelstein regularly participates in the pro bono program of the Lawyers’ Referral Service. He is a Master Mason and member of the Shrine Club. Mr. Finkelstein has been working with UTP Holdings, LLC as a legal and financial advisor since August 2008.

EXECUTIVE COMPENSATION

Summary Compensation Table:

Name and Principal Position (a)	Title	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All other Compensation ($) (i)	Total ($) (j)
Dana J. Pekas(1)	CEO, President and Director	2010 2009 2008	$300,000 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0
David Finkelstein(2)	CFO, Secretary and Director	2010 2009 2008	$160,000 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0

(1)

During 2010, Dana Pekas is compensated for his services rendered as an officer of the Company at the rate of $25,000 per calendar month which amount is being deferred until such time as the Company has sufficient funds to initiate payment.

(2)

During 2010, David Finkelstein is compensated for his services rendered as an officer of the Company at the rate of $6,154.56 per calendar month.

Outstanding Equity Awards Since Inception:

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
None	0	0	0	0	0	0	0	0	0

Long-Term Incentive Plans

We currently have no Long-Term Incentive Plans.

Retirement, Resignation or Termination Plans

We sponsor no plan, whether written or verbal, that would provide compensation or benefits of any type to an executive upon retirement, or any plan that would provide payment for retirement, resignation, or termination as a result of a change in control of our Company or as a result of a change in the responsibilities of an executive following a change in control of our Company.

Director Compensation

The persons who served as members of our board of directors, including executive officers did not receive any compensation for services as director for the year ended December 31, 2009 and for the six months ended June 30, 2010.

Security Holders Recommendations to Board of Directors

Shareholders can direct communications to our Chief Executive Officer, Dana Pekas, at our executive offices. However, while we appreciate all comments from shareholders, we may not be able to individually respond to all communications. We attempt to address shareholder questions and concerns in our press releases and documents filed with the SEC so that all shareholders have access to information about us at the same time. Mr. Pekas collects and evaluates all shareholder communications. All communications addressed to our directors and executive officers will be reviewed by those parties unless the communication is clearly frivolous.

Code of Ethics

Effective as of the date hereof, the Board of Directors has not adopted a Code of Ethics for our directors, officers and employees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth certain information at September 9, 2010, with respect to the beneficial ownership of shares of Common Stock by (i) each person known to us who owns beneficially more than 5% of the outstanding shares of Common Stock (based upon reports which have been filed and other information known to us), (ii) each of our Directors, (iii) each of our Executive Officers and (iv) all of our Executive Officers and Directors as a group. Unless otherwise indicated, each stockholder has sole voting and investment power with respect to the shares shown. As of September 9, 2010, we had 75,000,000 shares of Common Stock issued and outstanding.

Title of class	Name and address of beneficial owner	Amount and Nature of Beneficial Ownership	Percentage of Common Stock (1)

Common Stock	Dana Pekas(2) 5224 Siesta Cove Drive Sarasota, FL 34242	22,950,000	30.60%
Common Stock	David Finkelstein	0	0%

	All Officers and Directors as a group (total of 2)	22,950,000	30.60%

Common Stock	SFJ Family Trust (3) 5224 Siesta Cove Drive Sarasota, FL 34242	21,600,000	28.80%
	Total	44,550,000	59.40%

(1)

Under Rule 13d-3 promulgated under the Exchange Act, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

(2)

On February 22, 2010, the Company entered into a convertible promissory note with the Company’s Dana Pekas for $250,000. The annual interest rate on the note is 10%. The note matures December 31, 2010. The entire principal amount of the note and any accrued interest may be converted into shares of the Company’s common stock at any time during the term of the note. The number of shares to be issued upon conversion shall be determined as of the date of receipt of conversion notice by the Company from the Mr. Pekas by dividing (i) the entire principal amount of this note plus any accrued interest by (ii) the average of the previous five day closing market price of the Company’s common stock (iii) less 25%, rounded up to the nearest whole share.

(3)

Dana Pekas, our President, Chief Executive Officer and Director, is the sole trustee of the SFJ Family Trust.

We are not aware of any arrangements that could result in a change of control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As previously disclosed, on February 8, 2010, Dana J. Pekas acquired the majority of the issued and outstanding Common Stock of Mobieyes Software, Inc., a Florida corporation, from Kevin Miller (the “Seller”), in accordance with a stock purchase agreement (the “Stock Purchase Agreement”) between Dana J. Pekas, SFJ Family Trust, Richard Lupient and the Seller. Pursuant to the terms of the Stock Purchase Agreement, Dana J. Pekas acquired a total of eleven million nine hundred eighty two thousand (11,982,000) shares, as he is the trustee of the SFJ Family Trust. Accordingly, Mr. Pekas aggregate ownership represents approximately 90.77% of the shares of outstanding Common Stock of the Company at the time of transfer.

On February 22, 2010, the Company entered into a convertible promissory note with the Company’s majority stockholder for $250,000. The annual interest rate on the note is 10%. The note matures December 31, 2010. The entire principal amount of the note and any accrued interest may be converted into shares of the Company’s common stock at any time during the term of the note. The number of shares to be issued upon conversion shall be determined as of the date of receipt of conversion notice by the Company from the holder by dividing (i) the entire principal amount of this note plus any accrued interest by (ii) the average of the previous five day closing market price of the Company’s common stock (iii) less 25%, rounded up to the nearest whole share. The balance of the convertible promissory note was $250,000 at June 30, 2010.

On March 18, 2010, the Company entered into a line of credit agreement with an entity owned by the Mr. Pekas allowing for the Company to borrow of up to $150,000 with annual interest of 8%. The line of credit is unsecured and all borrowings plus interest are due on demand.

The Company leases an office facility under a month to month agreement from an entity owned by the Dana Pekas.

Except for the foregoing, none of the following persons has any direct or indirect material interest in any transaction to which we were or are a party since the beginning of our last fiscal year, or in any proposed transaction to which we propose to be a party:

(A)

any of our directors or executive officers;

(B)

any nominee for election as one of our directors;

(C)

any person who is known by us to beneficially own, directly or indirectly, shares carrying more than 5% of the voting rights attached to our Common Stock; or

(D)

any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the foregoing persons named in paragraph (A), (B) or (C) above

We anticipate reviewing all related party transactions as they are presented to us, and we would not anticipate that such review procedures would be in writing until such time as our Board of Directors felt it was necessary.

LEGAL MATTERS

The validity of the shares sold by us under this prospectus will be passed upon for us by Carrillo Huettel, LLP in San Diego, California.

EXPERTS

Bobbitt, Pittenger & Company, P.A., our independent registered public accountant, has audited our financial statements included in this prospectus and Registration Statement to the extent and for the periods set forth in their audit report. Bobbitt, Pittenger & Company, P.A. has presented its report with respect to our audited financial statements.

COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation and Florida law permit, under certain circumstances, the indemnification of any person with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was or is a party or is threatened to be made a party, by reason of his or her being an officer, director, employee or agent of the corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof, provided; however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any such third-party action by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person (i) did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or (ii) with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

In the case of proceedings by or in the right of the corporation, Florida law permits indemnification of any person by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided; however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification is made where such person is adjudged liable, unless a court of competent jurisdiction determines that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. To the extent that such person is successful on the merits or otherwise in defending against any such proceeding, Florida law provides that he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

In addition to the authority granted to us by Florida law to indemnify our directors, certain other provisions of the Florida Act have the effect of further limiting the personal liability of our directors. Pursuant to Florida law, a director of a Florida corporation cannot be held personally liable for monetary damages to the corporation or any other person for any act or failure to act regarding corporate management or policy except in the case of certain qualifying breaches of the director’s duties.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors and officers, or to persons controlling us, pursuant to our Articles of Incorporation or Florida law, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Statements contained in this prospectus as to the contents of any contract or other document that is filed as an exhibit to the Registration Statement are not necessarily complete and each such statement is qualified in all respects by reference to the full text of such contract or document. For further information with respect to us and the Common Stock, reference is hereby made to the Registration Statement and the exhibits thereto, which may be inspected and copied at the principal office of the SEC, 100 F Street NE, Washington, D.C. 20549, and copies of all or any part thereof may be obtained at prescribed rates from the Commission’s Public Reference Section at such addresses. Also, the SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. We also make available free of charge our annual, quarterly and current reports, proxy statements and other information upon request. To request such materials, please contact Mr. Dana Pekas, our President.

RESOURCE EXCHANGE OF AMERICA CORP.

(FORMERLY KNOWN AS MOBIEYES SOFTWARE, INC.)

REPORT ON REVIEWS OF

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED

JUNE 30, 2010 AND 2009

RESOURCE EXCHANGE OF AMERICA CORP.

 (FORMERLY KNOWN AS MOBIEYES SOFTWARE, INC.)

RESOURCE EXCHANGE OF AMERICA CORP.
(FORMERLY KNOWN AS MOBIEYES SOFTWARE, INC.)
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$4,683	$2,622
Demolition in progress	163,351
Inventory		12,450
Notes receivable, current portion	53,720	34,196
Other current assets	1,480	5,000

TOTAL CURRENT ASSETS	223,234	54,268

NOTES RECEIVABLE, net of current portion	93,666	115,804

PROPERTY AND EQUIPMENT, NET	1,454

GOODWILL	250,000

TOTAL ASSETS	$568,354	$170,072

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$152,743	$2,475
Lines of credit	854,130	715,073
Convertible notes payable	351,161

TOTAL CURRENT LIABILITIES	1,358,034	717,548

STOCKHOLDERS' EQUITY (DEFICIT)

Common stock, $.0001 par value; 250,000,000 shares
authorized: 75,000,000 at June 30, 2010 and December 31, 2009, issued and outstanding	7,500	7,500
Additional paid-in capital	12,079	12,079
Accumulated deficit	(809,259)	(567,055)

TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	(789,680)	(547,476)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$568,354	$170,072

See report of independent registered public accounting firm and notes to consolidated financial statements.

RESOURCE EXCHANGE OF AMERICA CORP.
(FORMERLY KNOWN AS MOBIEYES SOFTWARE, INC.)
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30,

	2010	2009
	(Unaudited)	(Unaudited)

NET SALES	$484,337	$1,235,386

COST OF SALES	(307,494)	(868,531)

GROSS PROFIT	176,843	366,855

EXPENSES
Selling, general and administrative	130,097	42,253
Freight and delivery charges	14,245	232,892
Professional fees	217,648	40,621

TOTAL EXPENSES	361,990	315,766

(LOSS) INCOME FROM OPERATIONS	(185,147)	51,089

OTHER EXPENSE
Interest expense	24,691	13,908

Net (loss) income before income tax benefit (expense)	(209,838)	37,181

Income tax benefit (expense)

NET (LOSS) INCOME	$(209,838)	$37,181

(Loss) income per share:

Basic	$(0.003)	$0.000
Diluted	$(0.003)	$0.000

Weighted average number of common shares outstanding:

Basic	$75,000,000	$75,000,000
Diluted	$75,000,000	$75,000,000

See report of independent registered public accounting firm and notes to consolidated financial statements.

RESOURCE EXCHANGE OF AMERICA CORP.
(FORMERLY KNOWN AS MOBIEYES SOFTWARE, INC.)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE SIX MONTHS ENDED JUNE 30, 2010
(UNAUDITED)

			Additional
	Common Stock		Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance, December 31, 2009	13,200,000	$1,320	$18,259	$(567,055)	$(547,476)

Shares retired	(10,200,000)	(1,020)	1,020	-	-

25-1 forward stock split	72,000,000	7,200	(7,200)	-	-

Balance, December 31, 2009
restated for shares retired
and stock split	75,000,000	7,500	12,079	(567,055)	(547,476)

Distributions	-	-	-	(32,366)	(32,366)

Net loss	-	-	-	(209,838)	(209,838)

June 30, 2010	75,000,000	$7,500	$12,079	$(809,259)	$(789,680)

See report of independent registered public accounting firm and notes to consolidated financial statements.

RESOURCE EXCHANGE OF AMERICA CORP.
(FORMERLY KNOWN AS MOBIEYES SOFTWARE, INC.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30,

	2010	2009
	(Unaudited)	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES

Net (loss) income	$(209,838)	$37,181
Adjustments to reconcile net (loss) income to net cash
(used) provided by operating activities:
Depreciation	44	-
Changes in operating assets and liabilities:
Accounts receivable	-	(21,052)
Demolition in progress	(163,351)	-
Inventory	12,450	(28,589)
Other current assets	3,520	35,326
Accounts payable and accrued expenses	150,268	279

NET CASH (USED) PROVIDED BY OPERATING ACTIVITIES	(206,907)	23,145

CASH FLOWS FROM INVESTING ACTIVITIES
Payments (borrowings) on notes receivable	2,614	(850)
Purchase of equipment	(1,498)	-

NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES	1,116	(850)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on notes payable	-	(12,093)
Proceeds from convertible notes payable	101,161	-
Principal payments on lines of credit	(63,535)	-
Draws on lines of credit	202,592	-
Capital contributions	-	175,000
Stockholders' distributions	(32,366)	(225,018)

NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	207,852	(62,111)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,061	(39,816)

CASH AND CASH EQUIVALENTS, beginning of year	2,622	130,640

CASH AND CASH EQUIVALENTS, end of year	$4,683	$90,824

SUPPLEMENTAL INFORMATION

Cash paid for interest	$13,866	$13,908

NON-CASH OPERATING ACTIVITIES

Purchase of net assets of UTP Holdings, LLC through
convertible note payable	$250,000

See report of independent registered public accounting firm and notes to consolidated financial statements.

RESOURCE EXCHANGE OF AMERICA CORP.

(FORMERLY KNOWN AS MOBIEYES SOFTWARE, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Management Representation of Interim Financial Information

Resource Exchange of America Corp. (formerly known as Mobieyes Software, Inc.) has prepared the accompanying financial statements without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted as allowed by such rules and regulations, and management believes that the disclosures are adequate to make the information presented not to be misleading. These financial statements include all of the adjustments, that, in the opinion of management, are necessary to a fair presentation of financial position and results of operations. All such adjustments are normal and recurring in nature. The financial statements should be read in conjunction with Form 10-K and subsequent SEC filings. The results of operations for the periods presented are not necessarily suggestive of the results we expect for the full year.

Reverse Acquisition Accounting

Mobieyes Software, Inc. (Mobieyes) was incorporated in Florida on January 15, 2009. UTP Holdings, LLC (UTP) was organized on September 4, 2004 as a Florida limited liability company. UTP Holdings, LLC became a wholly-owned subsidiary of Mobieyes Software, Inc. pursuant to a merger on February 22, 2010. Under the purchase method of accounting in a business combination effected through an exchange of equity interests, the entity that issues the equity interests is generally the acquiring entity. In some business combinations (commonly referred to as reverse acquisitions), however, the acquired entity issues the equity interests. FASB ASC 805, “Business Combinations,” requires consideration of the facts and circumstances surrounding a business combination that generally involve the relative ownership and control of the entity by each of the parties subsequent to the merger. Based on a review of these factors, the February 22, 2010 merger with UTP Holdings, LLC (the “Merger”) was accounted for as a reverse acquisition (i.e., Mobieyes was considered the acquired company and UTP was considered the acquiring company). As a result, Mobieyes’ assets and liabilities as of February 22, 2010, the date of the Merger closing, have been incorporated into UTP’s balance sheet based on the fair values of the net assets acquired (see Note J). ASC 805 also requires an allocation of the acquisition consideration to individual assets and liabilities including tangible assets, financial assets, separately recognized intangible assets, and goodwill. In consideration for the merger, Mobieyes executed a $250,000, 10% convertible promissory note payable to the majority member of UTP. The note is due and payable on or before December 31, 2010. The transaction resulted in the recognition of goodwill in the amount of $250,000. Further, the Company’s operating results (post-Merger) include UTP’s operating results prior to the date of closing and the results of the combined entity following the closing of the Merger.

Organization, Nature, and Continuance of Operations

The Company is a metals recycling company with operations based in the United States. The Company was formed to sell recycled ferrous and nonferrous metals to customers in the U.S. and abroad. The Company’s main operations and services include acquisition of recyclable materials such as scrap metals sourced from suppliers in North America and the resale of such material to customers in the U.S, and the demolition of large heavy steel structures. The Company believes the use of recycled material is both environmentally friendly and is a key part of today's competitive manufacturing process to lower costs. The Company’s major customers are U.S.-based steel mills and recycled material traders.

On February 23, 2010, Mobieyes changed its name to Resource Exchange of America Corp (“the Company”). In April, 2010, the Company formed a subsidiary, Asset Recovery of America, LLC, which specializes in the demolition of large heavy steel structures.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has experienced a loss of $209,838 for the six months ended June 30, 2010. The Company also has a working capital deficiency of $1,134,800 at June 30, 2010. To date the Company has funded operations through the issuance of promissory notes and lines of credit. Management’s plan is to continue raising funds through future equity or debt financings as needed until it achieves profitable operations. The ability of the Company to continue its operations as a going concern is dependent on continuing to raise sufficient new capital to fund its business and development activities and to fund ongoing losses, if needed, and ultimately on generating profitable operations.

Basis of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

RESOURCE EXCHANGE OF AMERICA CORP.

(FORMERLY KNOWN AS MOBIEYES SOFTWARE, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fiscal Period

Mobieyes had a fiscal year end of January 31st. Under reverse acquisition rules, the combined organization would have been required to adopt UTP’s year end, which had been December 31st. After the Merger, the Company’s Board of Directors approved a resolution to keep the fiscal year end of January 31st. On July 28, 2010, the Company’s Board of Directors approved a resolution to change the year end to December 31st.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from these estimates.

Concentrations of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash. The Company maintains cash accounts in FDIC insured financial institutions. The Company had no cash balances in excess of FDIC insured amounts.

The Company has one customer that accounted for 100% of the Company’s demolition revenue for the six months ended June 30, 2010.

Cash and Cash Equivalents

Cash and cash equivalents include cash in banks, money market funds, and certificates of deposits with maturities of less than three months from date of purchase, which are readily convertible to known amounts of cash and which, in the opinion of management, are subject to an insignificant risk of loss in value. The Company had no cash equivalents at June 30, 2010 or December 31, 2009.

Fair Value Measurements

Effective January 1, 2008, the Company adopted FASB ASC Topic 820 (“ASC 820”). ASC 820 defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measurements.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities that are not active; and model-driven valuations whose inputs are observable or whose significant value drivers are observable. Valuations may be obtained from, or corroborated by, third-party pricing services.

Level 3: Unobservable inputs to measure fair value of assets and liabilities for which there is little, if any market activity at the measurement date, using reasonable inputs and assumptions based upon the best information at the time, to the extent that inputs are available without undue cost and effort.

RESOURCE EXCHANGE OF AMERICA CORP.

(FORMERLY KNOWN AS MOBIEYES SOFTWARE, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair Value Measurements (Continued)

The carrying amount reported in the balance sheet for cash, demolition in progress, and accounts payable and accrued expenses approximates fair value because of the immediate or short-term maturity of these financial instruments. The carrying amount of the notes receivable approximates fair value based on the interest rate. The carrying amount of the convertible note payable and lines of credit approximates fair value because they are priced at interest rates consistent with the Company’s current borrowing rates on similar debt based on the security underlying the debt or the conversion features associated with the debt.

Fair values of assets and liabilities measured on a nonrecurring basis at June 30, 2010 are as follows:

		Significant
		Unobservable
		Inputs
	Fair value	(Level 3)
Goodwill	$250,000	$250,000

Goodwill was recorded for the value associated with the merger with UTP Holdings, LLC.

Accounts Receivable

Accounts receivable are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts as needed. As of June 30, 2010 and December 31, 2009, there were no accounts receivable.

Inventory

Inventory is stated at the lower of cost or market and consists primarily of HMS1 scrap metal held for sale.

Sales Commissions

The Company has sales commission agreements with various entities and individuals. Sales commissions are expensed when revenue from the sale of products is recognized.

Revenue Recognition

The Company recognizes revenue from the sale of products and services in accordance with the Securities and Exchange Commission Staff Accounting Bulletin No. 104 (“SAB 104”), “Revenue Recognition in Financial Statements.” Revenue will consist of sales of goods and will be recognized only when the following criteria have been met.

1)

Persuasive evidence for an agreement exists;

2)

Delivery has occurred;

3)

The fee is fixed or determinable; and

4)

Revenue is reasonably assured.

Revenues from demolition contracts are recognized on the percentage of completion method. Under this method, revenue is measured by the percentage of costs incurred to date to estimated total costs for each contract. Management considers total cost to be the best available measure of progress on the contracts. Because of the inherent uncertainties in estimating costs, it is at least reasonably possible that the estimates used will change in the near term.

Contract costs include all direct material, labor, equipment rental and subcontractors costs and certain indirect costs related to contract performance such as supplies, tools, repairs and similar costs. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Operating expenses are charged to expense as incurred. Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and revenues in the near term. These changes are recognized in the period in which the revisions are determined.

RESOURCE EXCHANGE OF AMERICA CORP.

(FORMERLY KNOWN AS MOBIEYES SOFTWARE, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Loss Per Share

Loss per share is computed using the basic and diluted calculations on the statement of operations. Basic loss per share is calculated by dividing net loss available to common share stockholders by the weighted average number of shares of common stock outstanding for the period. Weighted average number of shares has been adjusted for stock splits and reverse stock splits. Diluted loss per share is calculated by dividing net loss by the weighted average number of shares of common stock outstanding for the period, adjusted for the dilutive effect of common stock equivalents, using the treasury stock method. The number of shares not included in the calculation at June 30, 2010 as the effect is antidilutive totaled 1,035,142.

Comprehensive Income

The Company has adopted FASB ASC Topic 220, “Reporting Comprehensive Income”. The statement establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The statement requires all items that are required to be recognized under accounting standards as components of comprehensive income to be disclosed in the financial statements.

Comprehensive income is defined as the change in equity during a period from transactions and other events from non-owner sources. The Company has no components of comprehensive income and, accordingly, net loss is equal to comprehensive loss for the six months ended June 30, 2010 and 2009.

Recent Accounting Pronouncements

In June 2009 the FASB established the Accounting Standards Codification ("Codification" or "ASC") as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in accordance with generally accepted accounting principles in the United States ("GAAP"). Rules and interpretive releases of the Securities and Exchange Commission ("SEC") issued under authority of federal securities laws are also sources of GAAP for SEC registrants. Existing GAAP was not intended to be changed as a result of the Codification, and accordingly the change did not impact the Company’s financial statements. The ASC does change the way the guidance is organized and presented.

In May 2009 the FASB issued ASC Topic 855 (“ASC 855”) “Subsequent Events”. ASC 855 establishes general standards of accounting for, and requires disclosure of, events that occur after the balance sheet date but before financial statements are issued or available to be issued. ASC 855 is effective for fiscal years and interim periods ending after June 15, 2009. The Company adopted the provisions of ASC 855 in the period ended December 31, 2009 and has evaluated subsequent events through the date the report was issued.

Accounting Standards Update ("ASU") ASU No. 2009-05 (ASC Topic 820), which amends Fair Value Measurements and Disclosures - Overall, ASU No. 2009-13 (ASC Topic 605), Multiple-Deliverable Revenue Arrangements, ASU No. 2009-14 (ASC Topic 985), Certain Revenue Arrangements that include Software Elements, and various other ASU's No. 2009-2 through ASU No. 2009-15 which contain technical corrections to existing guidance or affect guidance to specialized industries or entities were recently issued. These updates have no current applicability to the Company or their effect on the financial statements would not have been significant.

On November 13, 2009, the FASB amended ASC Topic 820 to provide new disclosure requirements for transfers in and/or out of Levels 1 and 2. A reporting entity should disclose the amounts of significant transfers in and/or out of Level 1 and Level 2 fair value measurements and the reasons for the transfers. In the reconciliation for fair value measurements using significant unobservable inputs (Level 3), a reporting entity should present information about purchases, sales, issuances, and settlements on a gross basis rather than as one net number.

RESOURCE EXCHANGE OF AMERICA CORP.

(FORMERLY KNOWN AS MOBIEYES SOFTWARE, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements (Continued)

The amendment also clarifies some existing disclosure requirements. A reporting entity should provide fair value measurement disclosures for each class of assets and liabilities. In terms of disclosure about inputs and valuation techniques, a reporting entity should provide disclosures about the input and valuation techniques used to measure fair value for both recurring and nonrecurring fair value measurements. These disclosures are required for fair value measurements that fall in either Level 2 or Level 3. The final amendments to the Accounting Standards Codification will be effective for annual or interim reporting periods beginning after December 15, 2009, except for the requirement to provide the Level 3 activity for purchases, sales, issuances and settlements on a gross basis. That requirement will be effective starting in annual periods beginning after December 15, 2010. The Company is currently assessing the impact that this amendment will have on the financial statements.

Income Taxes

The Company adopted FASB ASC Topic 740, Income Taxes, at its inception. Under FASB ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carryforwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and based on their characteristics. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. No deferred tax assets or liabilities were recognized as of June 30, 2010 or December 31, 2009, respectively.

Property and Equipment

Property and equipment are stated at cost and are depreciated using the straight-line method over their estimated useful lives as follows:

Years
Machinery and equipment	5-7

Repairs and maintenance costs are expensed as incurred. As items of property and equipment are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in operating income. Property and equipment at June 30, 2010 totaled $1,498. The Company had no property and equipment at December 31, 2009. Depreciation expense for the six months ended June 30, 2010 totaled $44.

Goodwill and Other Intangible Assets

The Company accounts for intangible assets with indefinite lives in accordance with FASB ASC Topic 350, “Goodwill and Other Intangible Assets” (“ASC 350”), which establishes financial accounting and reporting standards for acquired goodwill and other intangible assets. During the period, the Company recorded Goodwill for the value associated with the merger with UTP Holdings, LLC. Under the provisions of ASC 350, goodwill and indefinite-lived intangible assets are required to be tested for impairment annually, in lieu of being amortized, using a fair value approach at the reporting unit level. Furthermore, testing for impairment is required on an interim basis if an event or circumstance indicates that it is more likely than not an impairment loss has been incurred. An impairment loss shall be recognized to the extent that the carrying amount of goodwill or any indefinite-lived intangible asset exceeds its implied fair value. Impairment losses shall be recognized in operating results. The Company performed an interim test of its intangibles as of June 30, 2010 and determined there was no impairment of the carrying values as of that date.

RESOURCE EXCHANGE OF AMERICA CORP.

(FORMERLY KNOWN AS MOBIEYES SOFTWARE, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009

NOTE B – STOCKHOLDERS’ EQUITY (DEFICIT)

Common Stock

The Company is authorized to issue up to 250,000,000 shares of common stock, $.0001 par value, according to the original Articles of Incorporation. On February 19, 2010, the former majority stockholder of Mobieyes Software, Inc., sold 11,118,000 shares of common stock to the majority member of UTP Holdings, LLC. On February 22, 2010 the Company entered into a material definitive agreement with UTP Holdings, LLC, acquiring one hundred percent of the assets of UTP Holdings, LLC. In conjunction with this transaction the majority stockholder issued a $250,000 10% Convertible Promissory Note (see Note G). The note can be converted to shares any time during the term of the note. The number of shares to be issued upon conversion hereof shall be determined by dividing (i) the entire principal amount of the note plus any accrued interest by (ii) the average of the previous five day closing market price of the Company’s common stock (iii) less 25%, rounded up to the nearest whole share.

On March 1, 2010, the majority stockholder of the Company, surrendered 10,200,000 shares of common stock. Immediately following the surrender, the Company had 3,000,000 shares of common stock issued and outstanding.

On March 19, 2010, the board approved a 25-1 forward stock split, issued in a stock dividend, issuing an additional 24 shares for each share outstanding to stockholders of record as of March 19, 2010.

On April 13, 2010, the Company entered into a $250,000 Draw Down Promissory Note with an entity at an 8% interest rate to be used for general working capital (see Note G). The note can be converted to shares at a conversion price equal to 75% of the average of the closing price of the Company’s common stock during the 30 trading days immediately preceding the conversion date. Unless converted to common stock, the note will automatically mature and be due and payable on April 13, 2011. As of June 30, 2010, $101,161 had been drawn on this promissory note.

NOTE C – SEGMENT INFORMATION

The Company is organized into operating segments based on operations. These operating segments have been aggregated into two reportable business segments: Sales and Demolition. The reportable segments were determined in accordance with the way that management of the Company develops and executes the Company’s operations. The accounting policies of the business segments are the same as the policies described in Note A.

In accordance with FASB ASC Topic 280, “Segment Reporting”, for purposes of business segment performance measurement, the Company does not allocate to the business segments items that are of a nonoperating nature or corporate organizational and functional expenses of a governance nature. Corporate expenses consist of corporate office expenses including compensation, automobile, occupancy, depreciation, and other administrative costs.

Assets of the Sales segment consist of cash, notes receivable, accrued interest and goodwill. Assets of the Demolition segment consist of cash and demolition in progress. All other assets including fixed assets are allocated to Corporate and Other.

Consolidated Operations by Business Segment

For the six months ended June 30, 2010

	Sales	Demolition	Corporate and other

Net sales	$320,986	$163,351	$-

Operating (loss) income	$(206,512)	$67,870	$(46,505)

Interest expense	$-	$-	$24,691

Depreciation	$-	$-	$44

Assets	$402,750	$164,150	$1,454

RESOURCE EXCHANGE OF AMERICA CORP.

(FORMERLY KNOWN AS MOBIEYES SOFTWARE, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009

NOTE D – DEMOLITION-IN-PROGRESS

Costs and estimated earnings on uncompleted contracts are as follows as of June 30, 2010:

Costs incurred on uncompleted contracts	$95,481
Estimated earnings	67,870
163,351
Billings to date

$163,351

These items are included in the accompanying consolidated balance sheet under the following captions:

Demolition-in-progress	$163,351

NOTE E – RELATED PARTY TRANSACTIONS

The Company has entered into an operating rental agreement with an entity that is owned by the Company’s majority stockholder and also a separate rental agreement with a board member of the Company which is outlined in Note H.

The Company has entered into a consulting agreement for the purpose of providing management and accounting services to the Company with an entity that is 100% owned by the Company’s majority stockholder. Under the agreement, the Company paid a total of $44,850 and $21,500, and has accrued consulting expenses of $97,308 and $0 to the related entity during the six months ended June 30, 2010 and 2009, respectively.

The Company has entered into a convertible promissory note agreement with the Company’s majority stockholder, effective February 22, 2010, in the amount of $250,000 (see Note B and G).

The Company entered into a line of credit agreement with an entity that is owned by the Company’s majority stockholder (see Note G).

NOTE F - NOTES RECEIVABLE

On November 24, 2009, the Company entered into two separate note receivable agreements with a Florida salvage company. One note bears interest, beginning March 3, 2010, at 5% annually. Weekly payments of $881, including principal and interest, were to begin on April 10, 2010 with the note maturing on March 30, 2013. As of June 30, 2010, no payments have been made on this note. The balance on the note as of June 30, 2010 is $127,593. Accrued interest at June 30, 2010 totaled $1,480. The second note bears no interest and is due in monthly installments of $373.46 that began on December 16, 2009 and matures December 16, 2014.

The balance remaining on the note as of June 30, 2010 is $19,793. Since entering into the notes receivable agreements, the financial position of the Florida salvage company has deteriorated and it is uncertain at this time whether the full amount of the notes will be collected. The Company has filed suit against the Florida salvage company to collect the amounts due.

RESOURCE EXCHANGE OF AMERICA CORP.

(FORMERLY KNOWN AS MOBIEYES SOFTWARE, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009

NOTE G – CONVERTIBLE NOTE PAYABLE AND LINES OF CREDIT

The Company entered into a convertible promissory note with the Company’s majority stockholder, effective February 22, 2010 for $250,000. The annual interest rate on the note is 10%. The note matures December 31, 2010. The entire principal amount of the note and any accrued interest may be converted into shares of the Company’s common stock at any time during the term of the note. The number of shares to be issued upon conversion shall be determined as of the date of receipt of conversion notice by the Company from the holder by dividing (i) the entire principal amount of this note plus any accrued interest by (ii) the average of the previous five day closing market price of the Company’s common stock (iii) less 25%, rounded up to the nearest whole share. The balance of the convertible promissory note was $250,000 at June 30, 2010.

On April 13, 2010, the Company entered into a $250,000 Draw Down Promissory Note with an entity at an 8% interest rate to be used for general working capital. The note can be converted to shares at a conversion price equal to 75% of the average of the closing price of the Company’s common stock during the 30 trading days immediately preceding the conversion date. Unless converted to common stock, the note will automatically mature and be due and payable on April 13, 2011. As of June 30, 2010, $101,161 had been drawn on this promissory note.

UTP Holdings, LLC entered into a line of credit agreement with a financial institution effective January 31, 2005 allowing for borrowings of up to $800,000 with annual interest of prime, 3.25% at June 30, 2010. As part of the acquisition by the Company of UTP Holdings, LLC (see Note A), the Company assumed the outstanding line of credit and agreed to repay it on or before December 31, 2010. The line of credit is secured by the majority stockholder’s principal residence. Monthly interest-only payments are required. As of June 30, 2010 and December 31, 2009, the outstanding balances were $779,130 and $715,073.

The Company entered into a line of credit agreement with an entity owned by the Company’s majority stockholder, effective March 18, 2010 allowing for borrowings of up to $150,000 with annual interest of 8%. The line of credit is unsecured and all borrowings plus interest are due on demand. The balance on the line of credit at June 30, 2010 was $75,000. In the months of July and August, 2010 the Company received an additional $45,250 of draws against the line of credit.

NOTE H – COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases an office facility under a month to month agreement. The facility is leased from an entity owned 100% by the Company’s Chief Executive Officer. The Company paid a total of $16,000 and $17,500 including operating expenses, to the related entity for rent during the six months ended June 30, 2010 and 2009, respectively.

The Company leases an office facility under a month to month agreement dated April 19, 2010. The facility is leased from the Company’s Chief Financial Officer. The Company paid a total of $4,250 to the related entity for rent during the six months ended June 30, 2010.

The Company makes payments on an automobile leased by the Company’s Chief Executive Officer under a 38 month lease agreement dated December 24, 2008. The monthly obligation under the lease agreement is $516. The Company paid a total of $3,094 during the six months ended June 30, 2010 and 2009.

Future minimum lease payments are as follows:

Year Ending December 31,
2010	$6,188
2011	6,188
2012	1,031

RESOURCE EXCHANGE OF AMERICA CORP.

(FORMERLY KNOWN AS MOBIEYES SOFTWARE, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009

NOTE I – INCOME TAXES

Prior to the merger, Mobieyes had a net operating loss carry forward of approximately $18,000. However, under IRC section 382, the amount of loss available to be offset against future taxable income is limited when there is a substantial change in ownership. Therefore, this amount may not be available to offset future taxable income. Prior to the merger, UTP was a limited liability company. Under provisions of the Internal Revenue Code, limited liability companies that are treated as partnerships are not subjected to income taxes, and any income or loss realized is taxed to the individual members. Therefore at December 31, 2009, there was no deferred tax asset or liability.

Post merger deferred tax asset:

June 30, 2010
Deferred tax asset:
Net operating loss carryforward	$71,223

Valuation allowance	(71,223)

Net deferred tax asset	$-

NOTE J – EMPLOYMENT AND CONSULTING AGREEMENTS

In February 2010, the Company entered into a consulting agreement with an entity owned by the majority stockholder of the Company. The agreement will terminate by written notice of either party. The entity has agreed to perform consulting work for the Company in providing management support and other related activities as directed by the Company. In consideration for the services rendered by the consultant under this agreement, the Company pays the consultant at a rate that both parties agree to for time spent on services. The consultant submits invoices for approval weekly, bi-weekly, or monthly based on the work completed.

In March 2010, the Company entered into a 60-day consulting agreement with a financial advisory company. The consultant will serve as the primary group used to raise monies on the Company’s behalf. In consideration for the services rendered by the consultant, the Company pays 8% of the gross value of a transaction in cash up to $25,000,000 in funding for which compensation is paid to the consultant, 6% in cash on $25,000,001 to $50,000,000 in funding for which compensation is paid to the consultant, and 4% in cash on funding above $50,000,000. The agreement called for the Company to pay a non-refundable fee of $10,000 at the time the agreement was executed. The payment has not been made as of the date of the financial statements. Subsequent to the execution of the contract, it was agreed by both parties that the payment would be made at a later date. In August 2010, this agreement was terminated.

In April 2010, the Company entered into a one-year consulting agreement with an investor relations group. The consultant will handle all incoming investor and related matters for the Company. In consideration for the services rendered by the consultant, the Company pays $2,500 each month during the term of the contract. In June 2010, this agreement was terminated.

In June, 2010, the Company entered into a one-year consulting agreement with an investor relations group. The consultant will handle all incoming investor and related matters for the Company. In consideration for the services rendered by the consultant, the Company pays $2,500 each month during the term of the contract.

In June, 2010, the Company entered into an employment and asset acquisition agreement with an individual. The employment agreement defines the terms of his employment with the Company as Vice President, Global Development, and Market for the Company and as President of the Company’s wholly-owned subsidiary, Sea Lion Ocean Freight, LLC (Sea Lion, LLC) (see Note M), effective July 6, 2010 (the “Effective Date”). The initial term of the individual’s employment under the employment agreement is for approximately (3) years, with the termination date set for May 31, 2013 (unless earlier terminated in accordance with the terms of the employment agreement). Among other terms, the employment agreement provides that the individual will seek out, identify and evaluate possible opportunities for the Company or any of its subsidiaries to do business. As consideration, the individual will receive an annual salary of $87,500, with payments made weekly starting on the Effective Date. Pursuant to the terms and conditions of the asset acquisition agreement, the individual will transfer certain assets of his company to Sea Lion, LLC, including, but not limited to, various volume service contracts with top ocean freight carriers as well as Federal Maritime licenses. As consideration for the transferred assets, the individual was paid $20,000 at the execution date of the asset acquisition agreement and will be paid an additional $5,000 when the first acquisition agreement is signed for a vessel to be broken in Mexico.

RESOURCE EXCHANGE OF AMERICA CORP.

(FORMERLY KNOWN AS MOBIEYES SOFTWARE, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009

NOTE J – EMPLOYMENT AND CONSULTING AGREEMENTS (CONTINUED)

On May 11, 2010, the Company, through its wholly owned subsidiary, Asset Recovery of America, LLC (“ARA”), entered into the first of a series of contracts with a Florida-based demolition company (“demolition company”) and its principal. The contract was a definitive joint venture agreement whereby the Company agreed to provide all financing and administrative services necessary for the demolition company to conduct all demolition operations associated with each project that the parties to the joint venture engaged upon. The gross profits were to be split equally between the Company and the demolition company. On June 21, 2010, the joint venture was terminated in favor of an employment agreement with the principal of the demolition company in order to more effectively integrate the principal into the organizational structure of the Company. Per the terms of the employment agreement, the principal would serve as the Demolition Manager for ARA from an effective date of June 8, 2010 through May 31, 2013 for a base salary of $87,500 per year, and the right to receive shares of the Company's common stock based on certain other criteria fully set forth in the employment agreement. Also under the employment agreement, the Company would be entitled to certain assets of the demolition company of which the principal is the President and co-founder, in exchange for a base amount of $30,000, subject to additional compensation as set forth in the employment agreement. The relationship was changed again on June 9, 2010, this time to make ARA a subcontractor of the demolition company, to provide ARA access to the $250,000 Payment Bond posted by the demolition company on the Winter Park High School 9th Grade Center project in Winter Park Florida.

NOTE K – JOINT VENTURE AGREEMENTS

In April 2010, the Company entered into a joint venture agreement with a company. The parties intended to conduct the following business transactions together in a joint venture (i) the acquisition of scrap metal from the seller and (ii) the resale of the product to the buyer. The term of the agreement extended until either party had given 15 days notice that it no longer wished to continue to enter into joint transactions. Under the terms of the joint venture, after payment to the company for processing and transportation fees, the gross profits would be split equally between the companies. In June 2010, this agreement was terminated.

On May 20, 2010, the Company entered into a Joint Venture agreement with another Florida-based demolition and processing company. The company is supplying the Company with an Accumulation Yard location to which individuals and commercial accounts can deliver ferrous metals. Pursuant to the terms and conditions of the agreement, the demolition company shall provide the Company with the processed ferrous metals that are then sold by the Company. The net profit is shared evenly between the parties.

NOTE L – PRO FORMA INFORMATION

Supplemental pro forma information should be presented to disclose the results of operations for the current interim period and the current year to date as though the business combination had been completed as of the beginning of the period reported on. No pro forma adjustments are required as Mobieyes had no activity and no net assets that would change the information presented in the balance sheet and statement of operations.

NOTE M - SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date the financial statements were issued.

In the months of July and August, 2010 the Company received $45,250 of draws against the line of credit from the entity owned by the majority stockholder (see Note G).

In July 2010, the Company formed a subsidiary, Sea Lion Ocean Freight, LLC.

In August 2010, the Company collected approximately $64,000 on the project included in demolition in progress.

In August 2010, the Company repaid $30,000 on the line of credit with the entity owned by the Company’s majority stockholder (see Note G).

Bobbitt, Pittenger & Company, P.A.

Certified Public Accountants

January 13, 2010

To the Members of

UTP Holdings, LLC

Sarasota, Florida

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheets of UTP Holdings, LLC as of December 31, 2009 and 2008, and the related statements of income and members’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of UTP Holdings, LLC at December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Bobbitt, Pittenger & Company, P.A.

Certified Public Accountants

UTP HOLDINGS, LLC
BALANCE SHEETS
DECEMBER 31,

	2009	2008

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$2,622	$130,640
Inventory	12,450	22,293
Notes receivable, current portion	34,196	5,079
Prepaid expenses	5,000	185,326

TOTAL CURRENT ASSETS	54,268	343,338

NOTES RECEIVABLE, net of current portion	115,804

TOTAL ASSETS	$170,072	$343,338

LIABILITIES AND MEMBERS' DEFICIT

CURRENT LIABILITIES
Accounts payable	$2,475	$3,888

TOTAL CURRENT LIABILITIES	2,475	3,888

LINE OF CREDIT	715,073	734,524

TOTAL LIABILITIES	717,548	738,412

MEMBERS' DEFICIT	(547,476)	(395,074)

TOTAL LIABILITIES AND MEMBERS' DEFICIT	$170,072	$343,338

See notes to financial statements.

UTP HOLDINGS, LLC
STATEMENTS OF INCOME AND MEMBERS' DEFICIT
FOR THE YEARS ENDED DECEMBER 31,

	2009	2008

NET SALES	$1,617,090	$5,132,722

COST OF SALES	(1,173,466)	(3,620,140)

GROSS PROFIT	443,624	1,512,582

EXPENSES
Selling, general and administrative	67,738	137,975
Freight and delivery charges	289,043	928,377
Professional fees	53,918	104,227

TOTAL EXPENSES	410,699	1,170,579

INCOME FROM OPERATIONS	32,925	342,003

OTHER EXPENSE
Interest expense	21,649	45,753

NET INCOME	11,276	296,250

MEMBERS' DEFICIT, beginning of year	(395,074)	(561,956)

MEMBERS' CONTRIBUTIONS	244,000	779,893

MEMBERS' DISTRIBUTIONS	(407,678)	(909,261)

MEMBERS' DEFICIT, end of year	$(547,476)	$(395,074)

See notes to financial statements.

UTP HOLDINGS, LLC
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31,

	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES

Net income	$11,276	$296,250
Adjustments to reconcile net income to net cash provided
by operating activities
Bad debt expense		2,929
Loss on investments		34,953
Increase in accounts receivable		(2,929)
Decrease in inventory	9,843	7,186
Decrease (increase) in prepaid expenses	30,326	(154,938)
Decrease in accounts payable	(1,413)	(13,500)

NET CASH PROVIDED BY OPERATING ACTIVITIES	50,032	169,951

CASH FLOWS FROM INVESTING ACTIVITIES
Increase in loans receivable		(5,079)
Purchase of investments	-	(30,000)

NET CASH USED BY INVESTING ACTIVITIES		(35,079)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on line of credit	(19,451)	(88,392)
Member contributions	244,000	779,893
Member distributions	(402,599)	(909,261)

NET CASH USED BY FINANCING ACTIVITIES	(178,050)	(217,760)

DECREASE IN CASH AND CASH EQUIVALENTS	(128,018)	(82,888)

CASH AND CASH EQUIVALENTS, beginning of year	130,640	213,528

CASH AND CASH EQUIVALENTS, end of year	$2,622	$130,640

SUPPLEMENTAL INFORMATION

Cash paid for interest	$21,649	$45,753

NON-CASH OPERATING ACTIVITIES

Write off of loan receivable through member distributions	$5,079	$-

Conversion of prepaid expenses to notes receivable	$150,000	$-

See notes to financial statements.

UTP HOLDINGS, LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE A - NATURE OF OPERATIONS AND DESCRIPTION OF BUSINESS

UTP Holdings, LLC (the “Company”) was organized on September 9, 2004 as a Florida limited liability company. The Company is a United States of America based recycling company with global distribution, specializing in exporting ferrous and nonferrous scrap from their North American location. The Company has local representation in Europe, India, the Caribbean and the United States and has built a solid supply line of recyclable products with their customers and suppliers.

The Company purchases product and then processes the product with little or no overhead costs. They have agreements with large processing facilities, which allows for them to ship bulk orders of products without the added cost of holding the inventory. Most products are shipped via ocean containers to global customers.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and accounting principles generally accepted in the United States of America (“GAAP”). The Company’s reporting currency is the United States dollar.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from these estimates.

Concentrations of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash. The Company maintains cash accounts in FDIC insured financial institutions. The Company had no cash balances in excess of FDIC insured amounts.

Concentrations

Approximately 78% and 88% of the Company’s sales were with two customers for the years ended December 31, 2009 and 2008, respectively. The Company’s business is dependent upon these customers, the loss of which would have a materially adverse effect on the Company. The Company has a long history with these customers, and does not anticipate significant changes in their current arrangements.

Cash and Cash Equivalents

Cash and cash equivalents include cash in banks, money market funds, and certificates of term deposits with maturities of less than three months from date of purchase, which are readily convertible to known amounts of cash and which, in the opinion of management, are subject to an insignificant risk of loss in value. The Company had no cash equivalents at December 31, 2009 and 2008.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair Value Measurements

Effective January 1, 2008, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements (“SFAS 157”), which is now codified under ASC Topic 820 (“ASC 820”). ASC 820 defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measurements.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities that are not active; and model-driven valuations whose inputs are observable or whose significant value drivers are observable. Valuations may be obtained from, or corroborated by, third-party pricing services.

Level 3: Unobservable inputs to measure fair value of assets and liabilities for which there is little, if any market activity at the measurement date, using reasonable inputs and assumptions based upon the best information at the time, to the extent that inputs are available without undue cost and effort.

Fair Value of Financial Instruments

The carrying amount reported in the balance sheet for cash, prepaid expenses, and accounts payable approximates fair value because of the immediate or short-term maturity of these financial instruments. The carrying amount of the notes receivable and line of credit approximates fair value because it is priced at an interest rate that is consistent with the Company’s current borrowing rate.

The estimated fair values of the Company’s financial instruments are as follows:

	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$2,622	$2,622
Notes receivable	150,000	150,000
Prepaid expenses	5,000	5,000
Financial liabilities:
Accounts payable	2,475	2,475
Line of credit	715,073	715,073

Accounts Receivable

Accounts receivable are recorded at the invoiced amount. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on historical write-off experience by industry. The Company reviews its allowance for doubtful accounts monthly. Past due balances over 90 days and specified receivable amounts are reviewed individually for collectibility. All other balances are reviewed on a pooled basis by industry.

Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. Interest income, finance or late fee charges are accrued monthly but not recognized on past due trade receivables until management determines that such interest or charges will be collected. As of December 31, 2009 there were no accounts receivable. As of December 31, 2008, there was one account receivable totaling $2,929. This account was fully allowanced at December 31, 2008.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Inventory

Inventory is stated at the lower of cost or market and consists of cube cargo shipping containers.

Sales Commissions

The Company has sales commission agreements with various entities and individuals. Sales commissions are expensed as revenue from the sales of products is recognized.

Revenue Recognition

The Company recognizes revenue from the sale of products and services in accordance with the Securities and Exchange Commission Staff Accounting Bulletin No. 104 (“SAB 104”), “Revenue Recognition in Financial Statements.” Revenue will consist of sales of goods and will be recognized only when the following criteria have been met.

1)

Persuasive evidence for an agreement exists;

2)

Delivery has occurred;

3)

The fee is fixed or determinable; and

4)

Revenue is reasonably assured.

Recent Accounting Pronouncements

In May 2009 the FASB issued Statement No. 165, “Subsequent Events” (“SFAS 165”), which is now codified under ASC Topic 855 (“ASC 855”) “Subsequent Events”. ASC 855 establishes general standards of accounting for, and requires disclosure of, events that occur after the balance sheet date but before financial statements are issued or available to be issued. ASC 855 is effective for fiscal years and interim periods ending after June 15, 2009. The Company adopted the provisions of ASC 855 in the year ended December 31, 2009 and has evaluated subsequent events through the date of this report.

In June 2009, the FASB issued SFAS No. 166 “Accounting for Transfers of Financial Assets,” (“SFAS 166”), which is now codified under ASC Topic 860 (“ASC 860”). ASC 860 will require more information about transfers of financial assets, including securitization transactions where entities have continuing exposure to the risks related to transferred financial assets. It eliminates the concept of a “qualifying special purpose entity”, changes the requirements for de-recognizing financial assets and requires additional disclosures. ASC 860 is effective at the start of the first fiscal year beginning after November 15, 2009. The Company does not expect ASC 860 to have a material impact on its financial statements.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FIN 46(R)” (“SFAS 167”), which is now codified under ASC Topic 810 (“ASC 810”). ASC 810 modifies how a reporting entity determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. In addition, a reporting entity will be required to provide additional disclosures about its involvement with variable interest entities and any significant changes in risk exposure due to that involvement. ASC 810 is effective at the start of the first fiscal year beginning after November 15, 2009. The Company does not expect ASC 810 to have a material impact on its financial statements.

In June 2009, the FASB issued Statement No. 168, “the FASB Accounting Standards Codification (Codification)”. The Codification became the single source for all authoritative GAAP recognized by the FASB to be applied for financial statements issued for periods ending after September 15, 2009. As the Codification was not intended to change existing GAAP, it will not have any impact on the Company’s financial statements.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements (Continued)

In August 2009, the FASB issued ASU No. 2009-05, “Fair Value Measurements and Disclosures (Topic 820) – Measuring Liabilities at Fair Value” (“ASU 2009-05”) which represents an update to ASC 820. ASU 2009-05 provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques: 1) a valuation technique that uses either the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as an asset; or 2) another valuation technique that is consistent with the principles in ASC 820 such as the income and market approach to valuation. The amendments in this update also clarify that when estimating the fair value of a liability, a reporting entity that is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. This update further clarifies that if the fair value of a liability is determined by reference to a quoted price in an active market for an identical liability, that price would be considered a Level 1 measurement in the fair value hierarchy. Similarly, if the identical liability has a quoted price when traded as an asset in an active market, it is also a Level 1 fair value measurement if no adjustments to the quoted price of the asset are required. This update is effective for the first reporting period (including interim periods) beginning after issuance. The Company is currently assessing the impact that ASU 2009-05 will have on the financial statements.

Income Taxes

Under provisions of the Internal Revenue Code, limited liability companies that are treated as partnerships are not subjected to income taxes, and any income or loss realized is taxed to the individual members. Accordingly, no provisions for federal income taxes appear in the financial statements.

NOTE C - RELATED PARTY TRANSACTIONS

The Company has entered into an operating rental agreement with an entity that is owned by the Company’s majority member which is outlined in Note G.

The Company has entered into a consulting agreement for the purpose of providing management and accounting services to the Company with an entity that is 100% owned by the Company’s majority member. Under the agreement, the Company paid a total of $43,723 and $62,000, to the related entity during the years ended December 31, 2009 and 2008, respectively.

NOTE D - PREPAID EXPENSES

The Company has prepaid expenses consisting primarily of advance deposits to suppliers for purchases. At December 31, 2008, the Company had advance deposits of $185,326. There were no advance deposits at December 31, 2009.

NOTE E - NOTES RECEIVABLE

On November 24, 2009, the Company entered into two separate note receivable agreements with a Florida salvage company. One note bears interest, beginning March 3, 2010, at 5% annually. Weekly payments of $881, including principal and interest, are due to begin April 10, 2010 with the note maturing on March 30, 2013. The balance on the note as of December 31, 2009 is $127,593. The second note bears no interest and is due in monthly installments of $375 beginning December 16, 2009 and matures December 16, 2014. The balance remaining on the note as of December 31, 2009 is $22,407.

NOTE F - LINE OF CREDIT

The Company entered into a line of credit agreement with a financial institution effective January 31, 2005 allowing for borrowings of up to $800,000 with annual interest of prime, 3.25% at December 31, 2009. The line of credit is secured by the majority member’s principal residence and matures February 2023. Monthly interest-only payments are required with all outstanding principal due as a single balloon payment at the maturity date. As of December 31, 2009 and 2008, the outstanding balance was $715,073 and $734,524, respectively.

NOTE G – COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases an office facility under a month to month agreement. The facility is leased from an entity owned 100% by the Company’s majority member. The Company paid a total of $35,000 and $42,000, including operating expenses, to the related entity for rent during the years ended December 31, 2009 and 2008, respectively.

The Company makes payments on an automobile leased under the Company’s majority member under a 38 month lease agreement dated December 24, 2008, which replaced another lease that the company assumed payments on in September 2007. The monthly obligation under the lease agreements were $516 for the lease dated December 24, 2008 and $656 for the expired lease. The Company paid a total of $6,188 and $7,870 for the leases during 2009 and 2008, respectively.

Future minimum lease payments are as follows:

Year Ending December 31,
2010	$6,188
2011	$6,188
2012	$1,031

On December 7, 2009, the Company entered into an agreement proposing the introduction of the Company to a Nevada or Delaware incorporated reporting company whose shares of common stock are traded on a stock exchange or quotation system in the United States (the “PubCo”) with a view to PubCo completing an acquisition of the Company and the Company completing a subsequent financing.

NOTE H – SUBSEQUENT EVENTS

The Company has evaluated subsequent events for recognition or disclosure through the date of the report, January 13, 2010. Subsequent to December 31, 2009, the Company took an additional $65,000 draw on the line of credit.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All such expenses will be paid by us.

Securities and Exchange Commission Registration Fee	$713
Audit Fees and Expenses	$7500
Legal Fees and Expenses	$7500
Transfer Agent and Registrar Fees and Expenses	$2000
Miscellaneous Expenses	$2500
Total	$20,000*
* Approximately Estimate Only

ITEM 14.

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The officers and directors of the Company are indemnified as provided by the Florida Business Corporation Act and the Bylaws of the Company. Unless specifically limited by a corporation’s articles of incorporation, Florida law automatically provides directors with immunity from monetary liabilities. The Company’s Articles of Incorporation do not contain any such limiting language. Excepted from that immunity are:

a.

willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director has a material conflict of interest;

b.

a violation of criminal law unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;

c.

a transaction from which the director derived an improper personal profit; and,

d.

willful misconduct.

The Articles of Incorporation provide that the Company will indemnify its officers, directors, legal representative, and persons serving at the request of the Company as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise to the fullest extent legally permissible under the laws of the State of Florida against all expenses, liability and loss (including attorney’s fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by that person as a result of that connection to the Company. This right of indemnification under the Articles is a contract right which may be enforced in any manner by such person and extends for such persons benefit to all actions undertaken on behalf of the Company.

The Bylaws of the Company provide that the Company will indemnify its directors and officers to the fullest extent not prohibited by Florida law, provided; however, that the Company may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the Company shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law; (ii) the proceeding was authorized by the Board of Directors of the Company; (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under Florida law; or (iv) such indemnification is required to be made pursuant to the Bylaws.

The Bylaws of the Company provide that the Company will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the Company, or is or was serving at the request of the Company as a director or executive officer of another Company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under the Bylaws of the Company or otherwise.

The Bylaws of the Company provide that no advance shall be made by the Company to an officer of the Company (except by reason of the fact that such officer is or was a director of the Company in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (ii) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Company.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

Set forth below is information regarding the issuance and sales of securities without registration since inception.

On February 8, 2010 (the “Closing Date”), Dana J. Pekas acquired the majority of the issued and outstanding Common Stock of Mobieyes Software, Inc., a Florida corporation (the “Company”), from Kevin Miller (the “Seller”), in accordance with a stock purchase agreement (the “Stock Purchase Agreement”). Pursuant to the terms of the Stock Purchase Agreement, Dana J. Pekas acquired control of eleven million one hundred eighteen thousand (11,118,000) shares of the Company’s issued and outstanding Common Stock representing approximately 84.69%. SFJ Family Trust acquired eight hundred sixty four thousand (864,000) shares of the Company’s issued and outstanding Common Stock representing approximately 6.54% of the Company’s issued and outstanding Common Stock. Accordingly, Mr. Pekas aggregate ownership represents approximately 90.77% of the shares of outstanding Common Stock of the Company at the time of transfer. The aggregate purchase price for the shares was three hundred thousand dollars ($300,000).

On February 22, 2010 the Company issued a two hundred fifty thousand dollar ($250,000) 10% Convertible Promissory Note payable to the majority member of UTP, with such Note being fully due and payable on or before December 31, 2010.

On April 29, 2010, the Company entered into a Line of Credit Note (the "Note") with Paramount Trading Company, Inc. ("Paramount"). Under the terms of the Note, the Company may borrow up to $250,000, for general working capital. The minimum advance under the Note is $25,000 and the interest rate of the Note is 8%. The Note contains customary events of default, including, among others, non-payment of principal and interest and in the event the Company is involved in certain insolvency proceedings. In the event of a default, all of the obligations of the Company under the Note may be declared immediately due and payable. Further Paramount shall have the right, but not the obligation, at any time, to convert all or any portion of the outstanding principal amount and accrued interest into fully paid and non-assessable shares of Company's Common Stock.

Exemption from Registration. The shares of Common Stock referenced herein were issued in reliance upon one of the following exemptions.

The shares of Common Stock referenced herein were issued in reliance upon the exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act of 1933, as amended, ("Securities Act"), and/or Regulation D, as promulgated by the U.S. Securities and Exchange Commission under the Securities Act, based upon the following: (a) each of the persons to whom the shares of Common Stock were issued (each such person, an "Investor") confirmed to the Company that it or he is an "accredited investor," as defined in Rule 501 of Regulation D promulgated under the Securities Act and has such background, education and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the securities, (b) there was no public offering or general solicitation with respect to the offering of such shares, (c) each Investor was provided with certain disclosure materials and all other information requested with respect to the Company, (d) each Investor acknowledged that all securities being purchased were being purchased for investment intent and were "restricted securities" for purposes of the Securities Act, and agreed to transfer such securities only in a transaction registered under the Securities Act or exempt from registration under the Securities Act and (e) a legend has been, or will be, placed on the certificates representing each such security stating that it was restricted and could only be transferred if subsequently registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act.

ITEM 16. EXHIBITS

The following is a list of exhibits filed as part of this Registration Statement. Where so indicated by footnote, exhibits which were previously filed are incorporated herein by reference. Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Exhibit Number	Description of Exhibit	Filing Reference
3.1(a)	Articles of Incorporation	Filed with the SEC on February 27, 2009 as part of our Registration Statement on Form S-1.
3.1(b)	Amended Articles of Incorporation	Filed with the SEC on February 25, 2010 as part of our Current Report on Form 8-K.
3.2	Bylaws	Filed with the SEC on February 27, 2009 as part of our Registration Statement on Form S-1.
5.1	Consent of Carrillo Huettel, LLP, re: the legality of the shares being registered	Filed herewith.
10.1	Asset Purchase Agreement between Resource Exchange of America Corp. and UPT Holdings, LLC dated February 22, 2010	Filed with the SEC on February 25, 2010 as part of our Current Report on Form 8-K.
10.2	Line of Credit Note dated March 18, 2010	Filed with the SEC on March 25, 2010 as part of our Current Report on Form 8-K.
10.3	Line of Credit Note dated April 29, 2010	Filed with the SEC on May 5, 2010 as part of our Current Report on Form 8-K.
10.4	Joint Venture Agreement between Resource Exchange of America Corp. and T & M Salvage, Inc. dated April 27, 2010.	Filed with the SEC on May 6, 2010 as part of our Current Report on Form 8-K.
10.5	Joint Venture Agreement between Resource Exchange of America Corp. and Harry’s Hauling, LLC dated May 11, 2010.	Filed with the SEC on May 18, 2008 as part of our Current Report on Form 8-K.
10.6	Joint Venture Agreement between Resource Exchange of America Corp. and Paw Materials, Inc. dated May 20, 2010.	Filed with the SEC on June 1, 2008 as part of our Current Report on Form 8-K.
10.7	Joint Venture Agreement between Resource Exchange of America Corp. and Thomas Griffin International, Inc. dated June 2, 2010.	Filed with the SEC on June 23, 2008 as part of our Current Report on Form 8-K.
10.8	Employment & Acquisition Agreement between Resource Exchange of America Corp. and Jason Livingston dated June 21, 2010.	Filed with the SEC on June 23, 2008 as part of our Current Report on Form 8-K.
10.9	Asset Purchase & Employment Agreement between Resource Exchange of America Corp. and Thomas L. Griffin dated June 21, 2010.	Filed with the SEC on June 23, 2008 as part of our Current Report on Form 8-K.
16.1	Letter of Agreement from Moore & Associates Chartered	Filed with the SEC on August 10, 2009 as part of our Current Report on Form 8-K.
16.2	Letter of Agreement from Seale & Beers, CPA	Filed with the SEC on May 5, 2010 as part of our Current Report on Form 8-K.
21.1	List of Subsidiaries	Filed herewith.
23.1	Auditor Consent	Filed herewith.
23.2	Consent of Carrillo Huettel, LLP (included in Exhibit 5.1)	Filed herewith.

ITEM 17.

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1.

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(a)

Include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)

Include any additional or changed material information on the plan of distribution.

2.

To, for the purpose of determining any liability under the Securities Act, treat each post-effective amendment as a new Registration Statement relating to the securities offered herein, and to treat the offering of such securities at that time to be the initial bona fide offering thereof.

3.

To remove from registration, by means of a post-effective amendment, any of the securities being registered hereby that remains unsold at the termination of the offering.

4.

For determining liability of the undersigned Registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)

Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(b)

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(c)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and,

(d)

Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

5.

For determining liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

6.

For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our director, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our director, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our director, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

For the purposes of determining liability under the Securities Act for any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 13th day of September, 2010.

RESOURCE EXCHANGE OF AMERICA CORP.

By:	/s/	Dana Pekas
	Name:	Dana Pekas
	Title:	President
(Chief Executive Officer and Director)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dana Pekas, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-1 of Resource Exchange of America Corp., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, grant unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed below by or on behalf of the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Dana Pekas
Dana Pekas	President, Chief Executive Officer and Director	September 13, 2010

/s/ David Finkelstein
David Finkelstein	Chief Financial Officer and Director	September 13, 2010